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COMPENSATION DISCUSSION AND ANALYSIS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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2019 Proxy Statement
Notice of Annual Meeting of Shareholders
To Be Held on April 30, 2019

March 15, 2019

To Our Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 30, 2019, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. We will present an economic/investment update beginning at 10:00 a.m., with Associated's investment professionals providing an update on the equity market and interest rate environment.

On or about March 15, 2019, we began mailing a Notice of Internet Availability of Proxy Materials (Notice) to our shareholders informing them that our Proxy Statement, the 2018 Summary Annual Report to Shareholders and our 2018 Form 10-K, along with voting instructions, are available online. As more fully described in the Notice, shareholders may choose to access our proxy materials on the Internet or may request paper copies. This allows us to conserve natural resources and reduces the cost of printing and distributing the proxy materials, while providing our shareholders with access to the proxy materials in a fast, easily accessible and efficient manner.

The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Your Board of Directors and management look forward to personally greeting those shareholders who are able to attend. We always appreciate your input and interest in Associated Banc-Corp.

Sincerely,

William R. Hutchinson
Chairman of the Board

Philip B. Flynn
President and CEO

433 Main Street
Green Bay, Wisconsin 54301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 30, 2019

11:00 a.m.

KI Convention Center, 333 Main Street, Green Bay, Wisconsin

Items of Business:

1.
The election of 14 individuals recommended by the Board of Directors to serve as directors.

2.
Advisory approval of Associated Banc-Corp's named executive officer compensation.

3.
The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2019.

4.
Such other business as may properly come before the meeting and all adjournments thereof.

Who May Vote:

You may vote if you were a shareholder of record on March 4, 2019.

YOUR VOTE IS IMPORTANT.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2019:

Associated Banc-Corp's Proxy Statement, 2018 Summary Annual Report to Shareholders and 2018 Form 10-K are available online at http://materials.proxyvote.com/045487.

YOU CAN VOTE BY INTERNET - www.proxyvote.com.

YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-690-6903.

IF YOU DO NOT VOTE BY USING THE INTERNET OR THE TELEPHONE, YOU ARE URGED TO SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY OR YOUR PROMPT VOTE BY USING THE INTERNET OR THE TELEPHONE, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID ASSOCIATED BANC-CORP IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF YOUR PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary

Green Bay, Wisconsin
March 15, 2019

PROXY STATEMENT

GENERAL INFORMATION

PURPOSE

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Associated Banc-Corp ("Associated") to be voted at the Annual Meeting of Shareholders at 11:00 a.m. (CDT) on Tuesday, April 30, 2019, (the "Annual Meeting") at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin, and at any and all adjournments of the Annual Meeting.

The cost of solicitation of proxies will be borne by Associated. In addition to solicitation by mail, some of Associated's directors, officers, and employees may, without extra compensation, solicit proxies by telephone or personal interview. Associated has retained D.F. King & Co., Inc. to solicit proxies for the Annual Meeting from brokers, bank nominees and other institutional holders. Associated has agreed to pay D.F. King & Co., Inc. up to $9,000 plus its out-of-pocket expenses for these services. Arrangements will be made with brokerage houses, custodians, nominees, and other fiduciaries to send proxy materials to their principals, and they will be reimbursed by Associated for postage and clerical expenses.

INTERNET AVAILABILITY OF PROXY MATERIALS

Securities and Exchange Commission ("SEC") rules allow us to make our Proxy Statement and other annual meeting materials available to you on the Internet. On or about March 15, 2019, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice"), to our shareholders advising them that this Proxy Statement, the 2018 Summary Annual Report to Shareholders and our 2018 Annual Report on Form 10-K (the "2018 Form 10-K"), along with voting instructions, may be accessed over the Internet at http://materials.proxyvote.com/045487. You may then access these materials and vote your shares over the Internet, or request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these materials, you must make the request over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a paper or e-mail copy to sendmaterial@proxyvote.com. If you would like to receive a paper or e-mail copy of the proxy materials, please make your request on or before April 16, 2019, in order to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

WHO CAN VOTE

The Board has fixed the close of business on March 4, 2019, as the record date (the "Record Date") for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Associated's common stock, par value $0.01

("Common Stock"), is entitled to one vote on each matter to be voted on at the Annual Meeting. No other class of securities will be entitled to vote at the Annual Meeting.

QUORUM AND SHARES OUTSTANDING

The presence, in person or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The securities of Associated entitled to be voted at the meeting consist of shares of its Common Stock, of which 164,748,953 shares were issued and outstanding at the close of business on the Record Date.

REQUIRED VOTES

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 – Election of Directors

The 14 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated's Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "FOR" such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

Other Proposals

The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

ABSTENTIONS AND BROKER NON-VOTES

Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter but will be considered as present and entitled to vote for purposes of determining the presence of a quorum for the meeting.

HOW YOU CAN VOTE

Shareholders are urged to vote as promptly as possible by Internet or telephone, or by signing, dating, and returning the proxy card in the envelope provided. If no specification is made, the shares will be voted "FOR" the election of the Board's nominees for director, "FOR" the advisory approval of Associated's named executive officer ("NEO") compensation and "FOR" the ratification of the selection of KPMG LLP as Associated's independent registered public accounting firm for 2019.

VOTE BY INTERNET – www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2019. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. You will be required to enter the unique control number imprinted on your Notice or proxy card in order to vote online. The Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to provide their voting instructions, and to confirm that shareholders' instructions have been recorded properly. You should be aware that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies. If you vote by Internet, please do not mail your proxy card.

VOTE BY TELEPHONE – 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2019. Have your Notice or proxy card, if you have requested paper copies of the proxy materials, in hand when you call and then follow the instructions. If you vote by telephone, please do not mail your proxy card.

IN PERSON – You may also vote in person at the Annual Meeting.

REVOCATION OF PROXY

Proxies may be revoked at any time prior to the time they are exercised by filing with the Corporate Secretary of Associated a written revocation or a duly executed proxy bearing a later date. Proxies may not be revoked via the Internet or by telephone.

The Corporate Secretary of Associated is Randall J. Erickson, 433 Main Street, Green Bay, Wisconsin 54301.

PROPOSAL 1:

ELECTION OF DIRECTORS

Directors elected at the Annual Meeting will serve for one-year terms expiring at the 2020 Annual Meeting and, with respect to each director, until his or her successor is duly elected and qualified. The term of each current director listed under "Nominees for Election to Our Board" expires at the Annual Meeting.

Unless otherwise directed, all proxies will be voted "FOR" the election of each of the individuals nominated to serve as directors. The biographical information below for each nominee includes the specific experience, qualifications, attributes or skills that led to the Corporate Governance Committee's conclusion that such nominee should serve as a director. The 14 nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Under Associated's Corporate Governance Guidelines, any nominee in an uncontested election who receives a greater number of votes "withheld" from his or her election than votes "FOR" such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee is required to make a recommendation to the Board with respect to any such letter of resignation, and the Board is required to take action with respect to this recommendation and to disclose its decision and decision-making process.

Each nominee has consented to serve as a director, if elected, and as of the date of this Proxy Statement, Associated has no reason to believe that any of the nominees will be unable to serve. Correspondence may be directed to nominees at Associated's executive offices.

Mr. Haddad was recommended to the Corporate Governance Committee by two of the Company's independent directors and Mr. Flynn.

The information presented below is as of March 4, 2019.

NOMINEES FOR ELECTION TO OUR BOARD

Philip B. Flynn

Director since 2009 Age: 61	Mr. Flynn joined Associated Banc-Corp as President and Chief Executive Officer in December 2009. Mr. Flynn has more than 30 years of financial services industry experience. Prior to joining Associated, Mr. Flynn held the position of Vice Chairman and Chief Operating Officer of Union Bank in California. During his nearly 30-year career at Union Bank, he held a broad range of other executive positions, including chief credit officer and head of commercial banking, specialized lending and wholesale banking activities. Mr. Flynn serves as a director or trustee of the Medical College of Wisconsin, the Milwaukee Art Museum, St. Norbert College, Wisconsin Manufacturers & Commerce, and the Green Bay Packers, Inc.

Mr. Flynn's qualifications to serve as a director and Chair of the Corporate Development Committee include his extensive experience in the banking industry and his significant executive management experience at a large financial institution.

John F. Bergstrom

Director since 2010 Age: 72	Mr. Bergstrom is Chairman and Chief Executive Officer of Bergstrom Corporation of Neenah, Wisconsin, one of the top 50 largest automobile dealer groups in the United States. Mr. Bergstrom also serves as a director of Kimberly-Clark Corporation (NYSE:KMG), WEC Energy Group (NYSE:WEC), Advance Auto Parts (NYSE:APP), and is a director emeritus of Green Bay Packers, Inc.

Mr. Bergstrom's qualifications to serve as a director of Associated and member of the Compensation and Benefits Committee and the Corporate Governance Committee include his more than 30 years of leadership experience as a chief executive officer and over 50 years of combined experience as a director of various public companies. Mr. Bergstrom provides the board with a deep understanding of consumer sales and of Wisconsin's business environment. Mr. Bergstrom has completed the National Association of Corporate Directors ("NACD") corporate training program for Compensation Committee members and is now designated as a Master Fellow for Compensation Committee, governance and best practices. He was also designated as one of the top 100 corporate directors in America for 2017.

Michael T. Crowley, Jr.

Director since 2018 Age: 76	Mr. Crowley held the position of Chairman of Bank Mutual Corporation from 2000 to 2018, serving as CEO of the subsidiary bank from 1985 to 2013, and President from 1983 to 2010. Mr. Crowley's extensive experience in the financial community includes serving as Chairman for the Federal Home Loan Bank System Stockholder Study Committee, the State of Wisconsin Savings Bank Review Board, and the State of Wisconsin Savings and Loan Review Board. He also served as Vice Chairman for Federal Home Loan Bank of Chicago, a member of the Federal Reserve Board of Governors Thrift Institutions Advisory Council, President of the Wisconsin Banker's Association, and a director of The Wisconsin Partnership for Housing Development, Inc.

Mr. Crowley's qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and Trust Committee include his executive management experience at a large financial institution, his significant experience in the banking industry, as well as his leadership experience as Chairman of Bank Mutual Corporation.

R. Jay Gerken

Director since 2014 Age: 67	Mr. Gerken is a director of 19 mutual funds with approximately $39 billion in assets associated with Sanford C. Bernstein Fund, Inc. and the Bernstein Fund, Inc. which are mutual fund complexes. Mr. Gerken served as the President and Chief Executive Officer of Legg Mason Partners Fund Advisor, LLC from 2005 until June 2013. During that period, he was also the President and a director of the Legg Mason and Western Asset mutual fund complexes with combined assets in excess of $100 billion. Previously, Mr. Gerken served in a similar capacity at Citigroup Asset Management Mutual Funds from 2002 to 2005.

Mr. Gerken's qualifications to serve as a director of Associated, Chairman of the Audit Committee and member of the Enterprise Risk Committee include his extensive investment and financial experience, as well as his executive leadership roles at several large mutual funds. Mr. Gerken is certified as a National Association of Corporate Directors Board Leadership Fellow. As a Chartered Financial Analyst with experience as a portfolio manager and in overseeing the preparation of financial statements, Mr. Gerken also meets the requirements of an audit committee financial expert.

Judith P. Greffin

Director since 2017 Age: 58	Ms. Greffin served as Executive Vice President and Chief Investment Officer at the Allstate Corporation (NYSE: ALL), the nation's largest publicly held personal lines insurer, from 2008 to 2016. Prior to this position, Ms. Greffin held several other key positions at Allstate from 1990 to 2008. Ms. Greffin currently serves on the board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, the Northwestern Memorial Foundation, the investment committee of Northwestern Memorial Healthcare, the investment committee of the Field Museum of Natural History and is also a member of the Miami University, Ohio Business Advisory Council and the Economic Club of Chicago.

Ms. Greffin's qualifications to serve as a director of Associated and member of the Enterprise Risk Committee and the Trust Committee include her extensive investment, strategy and risk mitigation background as well as her executive leadership experience at a large publicly traded company. Ms. Greffin is also a Chartered Financial Analyst.

Michael J. Haddad

Director Nominee Age: 52	Mr. Haddad has been President and Chief Executive Officer and a member of the Board of Directors of Schreiber Foods, Inc., an employee-owned, international dairy company headquartered in Green Bay, Wisconsin, since January 1, 2009. He served as President and Chief Operating Officer of Schreiber Foods, Inc. from 2006 to 2008, having served in a number of positions of increasing responsibility with the company since 1995. Mr. Haddad is also a member of the Board of Trustees of St. Norbert College, the Board of Directors of Bellin Health Systems and the Board of Directors of the Green Bay Packers.

Mr. Haddad's qualifications to serve as a director of Associated include his extensive experience as a CEO and board member of a large global food company with annual revenues over $5 billion, and his long-standing familiarity with the markets in which Associated is headquartered and serves.

William R. Hutchinson

Director since 1994 Age: 76	Mr. Hutchinson is Chairman of the Board. He has served as President of W. R. Hutchinson & Associates, Inc., an energy industry consulting company, since April 2001. Previously, he was Group Vice President, Mergers & Acquisitions, of BP Amoco p.l.c. from January 1999 to April 2001 and held the positions of Vice President – Financial Operations, Treasurer, Controller, and Vice President – Mergers, Acquisitions & Negotiations of Amoco Corporation, Chicago, Illinois, from 1981 until 1999. Mr. Hutchinson also serves as an independent director and Chairman of the Audit Committees of approximately 23 closed-end mutual funds in the Legg Mason mutual fund complex.

Mr. Hutchinson's qualifications to serve as Chairman of the Board of Directors of Associated and member of the Corporate Development Committee include executive level responsibility for the financial operations of a large publicly traded company and significant mergers and acquisitions experience. Although Mr. Hutchinson is not currently serving on Associated's Audit Committee, he meets the requirements of an audit committee financial expert.

Robert A. Jeffe

Director since 2011 Age: 68	Mr. Jeffe is Chairman of OAG Analytics, Inc., which has a web-based software platform that provides, through machine learning, optimization advice for drilling and field development for energy exploration and production companies. Mr. Jeffe served as Co-Chairman and Co-Founder of Hawkwood Energy, a private oil and gas company based in Denver and focused on onshore exploration and production in the U.S. from February 2012 until June 2017. Mr. Jeffe was Chairman of the Corporate Advisory Group of Deutsche Bank from November 2004 until February 2011. Previously, Mr. Jeffe served as Senior Vice President of Corporate Business Development for General Electric Company from December 2001 to November 2004, and as a member of GE Capital's board of directors from January 2002 to June 2004. Mr. Jeffe has more than 34 years of investment banking experience and prior to working at Deutsche Bank, he was with Morgan Stanley, Credit Suisse and Smith Barney (now Citigroup) serving at all three firms as Managing Director, Head of the Global Energy and Natural Resources Group, and a member of the Investment Banking Management Committee and Global Leadership Group. At Morgan Stanley, Mr. Jeffe also was Co-Head of Global Corporate Finance.

Mr. Jeffe's qualifications to serve as a director of Associated and member of the Audit Committee, the Corporate Development Committee and the Enterprise Risk Committee include his extensive investment banking and corporate finance experience, as well as his leadership roles at several large financial institutions and energy companies and his Board positions at these energy firms. Mr. Jeffe also meets the requirements of an audit committee financial expert.

Eileen A. Kamerick

Director since 2007 Age: 60	Ms. Kamerick is an adjunct professor at leading law schools and consults on corporate governance and financial strategy matters. Previously, from March 2014 until January 2015, she was Senior Advisor to the Chief Executive Officer and Executive Vice President and Chief Financial Officer of ConnectWise, Inc., an international software and services company. From October 2012 until July 2013, Ms. Kamerick was Chief Financial Officer of Press Ganey Associates, a leading health care analytics and strategic advisory firm. She previously served as the Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank, from May 2010 to October 2012. Ms. Kamerick has also served as Chief Financial Officer at several leading companies, including Heidrick & Struggles International, Inc., Leo Burnett, and BP Amoco Americas. She also currently serves on the board of directors of Hochschild Mining, plc (LON:HOC), serves as an independent director of 23 closed-end mutual funds in the Legg Mason mutual fund complex, and serves as independent trustee for the 24 AIG and Anchor Trust Funds. She previously served on the Board of Directors of Westell Technologies, Inc. (NASDAQ: WSTL). She has formal training in law, finance, and accounting.

Ms. Kamerick's qualifications to serve as a director of Associated, Chair of the Corporate Governance Committee and member of the Compensation and Benefits Committee and the Corporate Development Committee include her executive-level responsibilities for the financial operations of both public and private companies, her board positions on public companies, and her experience as a frequent law school lecturer on corporate governance and corporate finance. She is also a National Association of Corporate Directors Board Leadership Fellow. Although Ms. Kamerick is not currently serving on Associated's Audit Committee, she meets the requirements of an audit committee financial expert.

Gale E. Klappa

Director since 2016 Age: 68	Mr. Klappa is the Executive Chairman of WEC Energy Group (NYSE: WEC) of Milwaukee, Wisconsin, one of the nation's premier energy companies. Mr. Klappa was Chairman and Chief Executive Officer of WEC Energy Group from October 2017 until February 2019, and served as non-executive Chairman from May 2016 until October 2017. Mr. Klappa served as Chairman and Chief Executive Officer of WEC Energy Group from June 2015 until May 2016. Mr. Klappa had served as Chairman and Chief Executive Officer of Wisconsin Energy and We Energies from May 2004 until June 2015. Previously, Mr. Klappa was Executive Vice President, Chief Financial Officer and Treasurer of Southern Company (NYSE: SO) in Atlanta, Georgia and also held the positions of Chief Strategic Officer, North American Group President of Southern Energy Inc., Senior Vice President of Marketing for Georgia Power Company, a subsidiary of Southern Company and President and Chief Executive Officer of South Western Electricity, Southern Company's electric distribution utility in the United Kingdom. Mr. Klappa also serves as a director of Badger Meter Inc. (NYSE: BMI) and is co-chair of the Milwaukee 7, a regional economic development initiative. He is also the Vice-Chairman of the Metropolitan Milwaukee Association of Commerce and serves on the School of Business Advisory Council for the University of Wisconsin-Milwaukee. Mr. Klappa also served on the board of directors of Joy Global Inc. from 2006 until the company was acquired in 2017.

Mr. Klappa's qualifications to serve as a director of Associated and as a member of the Audit Committee and Compensation and Benefits Committee include his 40 years of management experience in large publicly traded companies, including over 25 years at a senior executive level, and his recognized leadership in the economic development of southeastern Wisconsin. Mr. Klappa also meets the requirements of an audit committee financial expert.

Richard T. Lommen

Director since 2004 Age: 74	Mr. Lommen is Chairman of the Board of Courtesy Corporation, a McDonald's franchisee, located in La Crosse, Wisconsin. Prior to that, he served as President of Courtesy Corporation from 1968 to 2006. Mr. Lommen served as Vice Chairman of the Board of First Federal Capital Corp from April 2002 to October 2004, when it was acquired by Associated.

Mr. Lommen's qualifications to serve as a director of Associated, Chairman of the Compensation and Benefits Committee and a member of the Trust Committee include his successful small business/franchise ownership, his experience in all aspects of franchise ownership, particularly management and instruction of retail employees, and marketing and sales to consumers and his service as Vice Chairman of First Federal Capital Corp.

Cory L. Nettles

Director since 2013 Age: 49	Mr. Nettles is the Founder and Managing Director of Generation Growth Capital, Inc., a private equity fund. He was Of Counsel at Quarles & Brady LLP from 2007 to 2016. He previously served as Secretary for the Wisconsin Department of Commerce from 2002 to 2004. Mr. Nettles serves on the boards of Weyco Group, Inc. (NASDAQ: WEYS), Robert W. Baird's Baird Funds, Inc. mutual fund complex, and several nonprofit organizations including the Medical College of Wisconsin, the Greater Milwaukee Foundation and the University of Wisconsin Foundation and Lawrence University. He previously served on the board of The Private Bank-Wisconsin.

Mr. Nettles' qualifications to serve as a director of Associated and member of the Corporate Governance Committee, Corporate Development Committee and Enterprise Risk Committee include his strong business background and legal experience.

Karen T. van Lith

Director since 2004 Age: 59	Ms. van Lith is currently a consultant for companies requiring transformative leadership as they go through start-up, rapid growth, mergers and acquisitions or business model changes. From June 2011 until June 2012, she served as Chief Executive Officer and a director of MakeMusic, Inc., a company that develops and markets music education technology solutions and was publicly traded until April 2013. Ms. van Lith also serves as a director of E.A. Sween, a privately-held company doing business as Deli Express, since August 2012. Until June 2011, she ran an internet-marketing services company through Beckwith Crowe, LLC. Ms. van Lith was President and Chief Executive Officer of Gelco Information Network, a privately held provider of transaction and information processing systems to corporations and government agencies, based in Eden Prairie, Minnesota, until its sale to Concur Technologies in October 2007. She held various other positions of increasing authority with Gelco since 1999. Ms. van Lith served as a director of XRS Corporation, a publicly traded provider of fleet operations solutions to the transportation industry from 2010 to 2014.

Ms. van Lith's qualifications to serve as a director of Associated, Chair of the Trust Committee and a member of the Compensation and Benefits Committee include her education in finance and accounting along with her past and present directorship experience in both public and private companies. Ms. van Lith provides the board with a strong understanding of accounting as well as experience in small business start-ups. She was a CPA, has practiced with an international public accounting firm and has served in various executive capacities. She also meets the requirements of an audit committee financial expert.

John (Jay) B. Williams

Director since 2011 Age: 67	Mr. Williams joined the Board of Directors in July 2011 following a 37-year career in banking. He is also past President and Chief Executive Officer of the Milwaukee Public Museum, Inc. Mr. Williams' banking career included experience with retail, commercial, private client, operations and technology along with mergers and acquisitions. He is Chairman of the Board of Church Mutual Insurance Company, which insures over 100,000 religious institutions, and on the Board of Directors of Northwestern Mutual Wealth Management, a subsidiary of Northwestern Mutual, the Medical College of Wisconsin, and the Milwaukee Public Museum.

Mr. Williams' qualifications to serve as a director of Associated and Chair of the Enterprise Risk Committee and member of the Audit Committee include his vast experience in the banking industry, as well as his certification as a NACD Board Leadership Fellow. In addition, Mr. Williams has earned the CERT, Certificate in Cybersecurity Oversight. Mr. Williams also meets the requirements of an audit committee financial expert.

DIRECTOR QUALIFICATIONS

Directors are responsible for overseeing Associated's business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experience. The Board believes that there are certain general requirements for service on Associated's Board of Directors that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board's overall composition and Associated's current and future needs.

In its assessment of each nominee for director, including those recommended by shareholders, the Corporate Governance Committee considers the nominee's judgment, integrity, experience, independence, understanding of Associated's business or other related industries and such other factors that the Corporate Governance Committee determines are pertinent in light of the current needs of the Board. The Corporate Governance Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to Associated.

The Board and the Corporate Governance Committee require that each director be a person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board conducts interviews of potential director candidates to assess intangible qualities including the individual's ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills and experiences of each of the director nominees will contribute to an effective and well-functioning Board. The Board and the Corporate Governance Committee believe that, individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Associated's management.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote "FOR" the election of Mses. Greffin, Kamerick and van Lith and Messrs. Flynn, Bergstrom, Crowley, Gerken, Haddad, Hutchinson, Jeffe, Klappa, Lommen, Nettles and Williams to the Board of Directors.

AFFIRMATIVE DETERMINATIONS REGARDING DIRECTOR INDEPENDENCE

Associated's Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as directors during any portion of 2018, under the corporate governance rules of the NYSE. The Board has determined that all such directors are independent, or were independent at the time they served as directors, under the NYSE corporate governance rules, except for Mr. Flynn, President and CEO of Associated. Mr. Flynn is not independent because of his service as an executive officer of Associated and not because of any other transactions or relationships.

INFORMATION ABOUT THE BOARD OF DIRECTORS

BOARD COMMITTEES AND MEETING ATTENDANCE

The Board held seven meetings during 2018. During 2018, each director who was a director for all of 2018 attended at least 75% of the Board meetings held, and each such director attended at least 75% of the meetings of each committee of which he or she was a member.

The Board convened an executive session of its non-management directors at all of its regular board meetings held in 2018. Executive sessions of Associated's non-management directors are presided over by the Chairman of the Board.

All of the directors serve on the Boards of two of Associated's operating subsidiaries, Associated Bank, National Association and Associated Trust Company, National Association. The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board has adopted Corporate Governance Guidelines, including a Code of Business Conduct and

Ethics, which can be found on Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents." We will describe on our website any amendments to or waivers from our Code of Business Conduct and Ethics in accordance with all applicable laws and regulations.

It is Associated's policy that all directors and nominees for election as directors at the Annual Meeting attend the Annual Meeting, except under extraordinary circumstances. All directors and nominees for director at the time of the 2018 Annual Meeting of Shareholders attended the meeting.

The Board has adopted written charters for all of its standing committees. The committee charters can be found on Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents." The following summarizes the responsibilities of the various committees.

The following table lists the members of each of the standing committees as of February 15, 2019 and the number of meetings held by each committee during 2018.

Audit Committee

The Audit Committee of the Board reviews the adequacy of internal accounting controls, reviews with Associated's independent registered public accounting firm its audit plan and the results of the audit engagement, reviews the scope and results of procedures for internal auditing, reviews and approves the general nature of audit services by the independent registered public accounting firm, and reviews quarterly and annual financial statements issued by Associated. The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, subject to ratification by the shareholders at the Annual Meeting. Both the internal auditors and the independent registered accounting firm meet periodically with the Audit Committee and have access to the Audit Committee at any time. In addition, the Audit Committee oversees management's bank regulatory compliance.

Compensation and Benefits Committee

The functions of the Compensation and Benefits Committee of the Board include, among other duties directed by the Board, administration and oversight of Associated's executive compensation, employee benefit programs and director compensation. The Compensation and Benefits Committee sets the strategic direction of Associated's executive compensation policies and programs, and oversees managements' execution of and compliance with that strategic direction. The Compensation and Benefits Committee determines the compensation of Associated's Chief Executive Officer (the "CEO") and, with input from the CEO, establishes the compensation of Associated's other NEOs. The Compensation and Benefits Committee also has responsibility for ensuring that Associated's incentive compensation programs do not encourage unnecessary and excessive risk taking that would threaten the value of Associated or the integrity of its financial reporting. As permitted under its charter, the Compensation and Benefits Committee engages an independent compensation consultant to advise it on the structure and amount of compensation of Associated's executive officers and Board of Directors, which is described in detail under "Executive Compensation – Compensation Discussion and Analysis," beginning on page 21.

Corporate Development Committee

The functions of the Corporate Development Committee of the Board include, among other duties directed by the Board, reviewing and recommending to the Board proposals for acquisition or expansion activities.

Corporate Governance Committee

The functions of the Corporate Governance Committee of the Board include corporate governance oversight, review and recommendation for Board approval of Board and committee charters. The Corporate Governance Committee also reviews the structure and composition of the Board, considers qualification requirements for continued Board service, and recruits new director candidates. The Corporate Governance Committee also advises the Board with respect to the Code of Business Conduct and Ethics.

Enterprise Risk Committee

The functions of the Enterprise Risk Committee of the Board include oversight of the enterprise-wide risk management framework of Associated, including the strategies, policies and practices established by management to identify, assess, measure and manage significant risks.

Trust Committee

The functions of the Trust Committee of the Board include the supervision of the trust and fiduciary activities of Associated Bank, National Association and Associated Trust Company, National Association to ensure the proper exercise of their trust/fiduciary powers.

SEPARATION OF BOARD CHAIRMAN AND CEO

Associated's Corporate Governance Guidelines require the separation of the positions of Chairman of the Board and CEO. Currently, Mr. Hutchinson serves as Chairman of the Board and Mr. Flynn serves as CEO. These positions have been separated since Mr. Flynn joined Associated in December 2009, at which time the Board determined that Mr. Hutchinson, Associated's former Lead Director, serving as Chairman would enhance the effectiveness of the

Board. The Board also recognized that managing the Board in an increasingly complex economic and regulatory environment is a particularly time-intensive responsibility. Separating the roles allows Mr. Flynn to focus solely on his duties as the CEO. Separation of these roles also promotes risk management, enhances the independence of the Board from management and mitigates potential conflicts of interest between the Board and management.

BOARD DIVERSITY

The Corporate Governance Committee considers attributes of diversity as outlined in the Corporate Governance Committee Charter when considering director nominees. While these attributes are considered on an ongoing basis, they are particularly considered in the recruitment and deliberation regarding prospective director nominees. The Corporate Governance Committee Charter outlines desired diversity characteristics for Board member experience and competencies. The Corporate Governance Committee believes that Associated's best interests are served by maintaining a diverse and active Board membership with members who are willing, able and well-situated to provide insight into current business conditions, opportunities and risks. The "outside" perspectives of the Board members are key factors in contributing to our success. The following diversity principles have been adopted:

  •
  The number of directors should be maintained at 10 to 14 persons with the flexibility to expand, if required, to support acquisitions or mergers.

  •
  Geographic diversity, as it relates to the markets Associated serves.

  •
  Industry representation, including a mix and balance of manufacturing, service, public and private company experience.
  •
  Multi-disciplinary expertise, including financial/ accounting expertise, sales/marketing expertise, mergers and acquisition expertise, regulatory, manufacturing, and production expertise, educational institutions, and public service expertise.

  •
  Experience with technology, including cyber security, digital marketing and social media.

  •
  Racial, ethnic, and gender diversity.

  •
  A majority of the members of the Board will be "independent" directors as defined by applicable law, including the rules and regulations of the SEC and the rules of the NYSE.

The Corporate Governance Committee periodically assesses the effectiveness of these diversity principles. In light of the current Board's representation of diverse industry, background, communities within Associated's markets, professional expertise and racial and gender diversity, the Corporate Governance Committee believes that Associated has effectively implemented these principles.

DIRECTOR NOMINEE RECOMMENDATIONS

The Corporate Governance Committee will consider any nominee recommended by a shareholder as described in this section under the same criteria as any other potential nominee. The Corporate Governance Committee believes that a nominee recommended for a position on the Board must have an appropriate mix of experience, diverse perspectives, and skills. Qualifications for nomination as a director can be found in the Corporate Governance Committee Charter. At a minimum, the core competencies should include accounting or finance experience, market familiarity, business or management experience, industry knowledge, customer-base experience or perspective, crisis response, leadership, and/or strategic planning.

A shareholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board must send a written notice by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301, that sets forth (1) the name, age, address (business and residence) and principal occupation or employment (present and for the past five years) of each proposed nominee; (2) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by each proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement prepared in connection with an election of directors pursuant to Section 14(a) of the Exchange Act; and (4) the name and address (business and residential) of the shareholder making the recommendation; and (5) the number of shares of Associated beneficially owned (as defined by Section 13(d) of the Exchange Act) and any other ownership interest in the shares of Associated, whether economic or otherwise, including derivatives and hedges, by the shareholder making the recommendation. Associated may require any proposed nominee to furnish additional information as may be reasonably required to determine his or her qualifications to serve as a director of Associated.

COMMUNICATIONS BETWEEN SHAREHOLDERS, INTERESTED PARTIES AND THE BOARD

Associated's Board provides a process for shareholders and other interested parties to send communications to the Board or any of the directors. Shareholders and other interested parties may send written communications to the Board or any of the individual directors by mail, c/o Corporate Secretary, Associated Banc-Corp, 433 Main Street, Green Bay, Wisconsin 54301. All communications will be compiled by Associated's Corporate Secretary and submitted to the Board or the individual director, as applicable, on a regular basis unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Associated or Associated's business, or communications that relate to improper or irrelevant topics.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no Compensation and Benefits Committee interlocking relationships, as defined by the rules adopted by the SEC, and no Associated officer or employee is a member of the Compensation and Benefits Committee.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF BENEFICIAL OWNERS

The following table presents information regarding the beneficial ownership of Common Stock by each person who, to our knowledge, was the beneficial owner of 5% or more of our outstanding Common Stock on February 15, 2019.

The information below is from Schedule 13G and Schedule 13G/A filings reporting holdings as of December 31, 2018.

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	15,394,732(3)	9.35%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	15,228,128(4)	9.24%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	10,724,871(5)	6.51%

(1)
Shares are deemed to be "beneficially owned" by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. In addition, a person is deemed to beneficially own any shares of which such person has the right to acquire beneficial ownership within 60 days.
(2)
Based on 164,728,077 shares of common stock outstanding as of February 15, 2019.
(3)
Based on an amended Schedule 13G filed on February 11, 2019, The Vanguard Group, Inc. ("Vanguard") has sole voting power with respect to 79,837 shares, shared voting power with respect to 17,834 shares, sole dispositive power with respect to 15,313,960 shares and shared dispositive power with respect to 80,772 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly owned subsidiary of Vanguard, are beneficial owners of 62,938 shares and 34,733 shares, respectively, as a result of serving as investment managers to their respective clients.
(4)
Based on an amended Schedule 13G filed on February 4, 2019, BlackRock, Inc. and certain affiliated entities have sole voting power with respect to 14,570,234 shares and sole dispositive power with respect to 15,228,128 shares.
(5)
Based on a Schedule 13G filed on February 8, 2019, Dimensional Fund Advisors LP ("DFA") has sole voting power with respect to 10,544,012 shares and sole dispositive power with respect to 10,724,871 shares. DFA is a registered investment adviser to four mutual funds and serves as investment manager or sub-adviser to various other clients (collectively, the "Funds"). In these roles, DFA or its subsidiaries (collectively, "Dimensional") may possess voting and/or investment power over the securities of the issuer that are owned by the Funds, and may be deemed to be the beneficial owner of such shares. Dimensional disclaims beneficial ownership of such securities.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS AND DIRECTORS

Associated's Compensation and Benefits Committee believes that robust security ownership guidelines are an important means of ensuring that the interests of Associated's executive officers and directors are fully aligned with long-term shareholder value.

Associated's executive stock ownership guidelines, which apply to members of the Executive Committee (which is composed of colleagues that directly report to the Chief Executive Officer) and other key executives identified by the CEO, include:

  •
  A requirement to hold 50% of vested shares of restricted stock granted for a period of three years after the vesting date of the stock; and

  •
  Additional required holdings calculated as a multiple of the executive officer's annual base salary – six times for Mr. Flynn and three times for each of the other executive officers subject to the guidelines. For purposes of the guidelines, shares held by an executive officer include shares held directly, held in an executive officer's 401(k) plan, shares purchased through the Employee Stock Purchase Plan, unvested shares of restricted stock and 25% of unvested restricted stock units ("RSUs").

Associated's director stock ownership guidelines require each independent member of the Board to own shares of Common Stock with a value equal to five times the value of the annual cash retainer payable to a director. Directors are required to attain such stock ownership goal no later than five years from the date on which they first were appointed to the Board. Balances in the Directors' Deferred Compensation Plan and RSUs count toward satisfying this requirement.

All Associated directors and NEOs are within the expected guidelines of the stock ownership requirements.

Under Associated's Insider Trading Policy, directors and executive officers are prohibited from engaging in hedging transactions with respect to Associated Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012. All of the NEOs are in compliance with this policy. Where applicable, shares pledged as collateral will not be counted for purposes of compliance with the stock ownership guidelines.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

Listed below is information as of February 15, 2019 concerning beneficial ownership of Common Stock, depositary shares and RSUs by each director and director nominee Michael J. Haddad, and each NEO, and by directors, the director nominee and executive officers as a group. The information is based in part on information received from the respective persons and in part from the records of Associated. The RSUs and depositary shares are nonvoting.

COMMON STOCK

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Shares Issuable Within 60 Days(2)	Percent of Class
Directors
Philip B. Flynn	1,506,419	798,492	*
John F. Bergstrom	20,500	—	*
Michael T. Crowley, Jr.	955,672	—	*
R. Jay Gerken	2,000	—	*
Judith P. Greffin	—	—	—
Michael J. Haddad	—	—	—
William R. Hutchinson	52,301	—	*
Robert A. Jeffe	—	—	—
Eileen A. Kamerick	—	—	—
Gale E. Klappa	—	—	—
Richard T. Lommen	163,849	—	*
Cory L. Nettles	—	—	—
Karen T. van Lith	10,000	—	*
John (Jay) B. Williams	6,000	—	*
Named Executive Officers
Christopher J. Del Moral-Niles	207,452	115,971	*
John A. Utz	197,034	125,504	*
Randall J. Erickson	220,731	121,070	*
David Stein	260,192	160,641	*
All Directors and Executive Officers as a group (28 persons)	4,423,965	1,850,773	2.69%

*
Denotes percentage is less than 1%.
(1)
Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, by a corporate entity, or in the name of a trust or by minor children. Shares include shares issuable within 60 days of February 15, 2019 and vested and unvested service-based restricted stock.
(2)
Shares subject to options exercisable within 60 days of February 15, 2019.

RESTRICTED STOCK UNITS

Beneficial Owner	Number of RSUs
Directors
John F. Bergstrom	38,250
Michael T. Crowley, Jr.	10,285
R. Jay Gerken	32,218
Judith P. Greffin	15,259
Michael J. Haddad	—
William R. Hutchinson	42,302
Robert A. Jeffe	38,250
Eileen A. Kamerick	38,250
Gale E. Klappa	21,362
Richard T. Lommen	38,250
Cory L. Nettles	37,253
Karen T. van Lith	38,250
John (Jay) B. Williams	38,250
All Directors as a group	388,179

Beneficial Owner	Number of RSUs
Named Executive Officers
Philip B. Flynn	173,181
Christopher J. Del Moral-Niles	40,933
John A. Utz	35,022
Randall J. Erickson	35,520
David Stein	26,914
All Executive Officers as a group (15 persons)	477,731

Each RSU represents the contingent right to receive one share of Common Stock. For the non-employee directors, the RSUs vest 100% on the fourth anniversary of the grant date. For executive officers, RSUs are subject to performance-based and/or time-based vesting criteria as set forth in the applicable RSU award agreement.

DEPOSITARY SHARES OF PREFERRED STOCK

The following table provides information concerning beneficial ownership of depositary shares. Each depositary share represents a 1/40th ownership interest in a share of Associated's 6.125% Non-Cumulative Perpetual Preferred Stock, Series C (the "Series C Preferred Stock"), Associated's 5.375% Non-Cumulative Perpetual Preferred Stock, Series D (the "Series D Preferred Stock") or 5.875% Non-Cumulative Perpetual Preferred Stock, Series E (the "Series E Preferred Stock"), as indicated in the table. Each of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock has a liquidation preference of $1,000 per share (equivalent to $25 per depositary share). Holders of depositary shares are entitled to all proportional rights and preferences of the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock, as applicable (including dividend, voting, redemption and liquidation rights).

	Amount and Nature of Beneficial Ownership(1)			Percent of Class
	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Series E Preferred Stock
Directors
Philip B. Flynn	40,000	—	190,000	1.54%	—	4.75%
John F. Bergstrom	—	40,000	20,000	—	1.00%	*
Michael T. Crowley, Jr.	—	—	8,000	—	—	*
R. Jay Gerken	4,000	—	—	*	—	—
Judith P. Greffin	—	—	—	—	—	—
Michael J. Haddad	—	—	—	—	—	—
William R. Hutchinson	—	—	4,000	—	—	*
Robert A. Jeffe	—	60,000	—	—	1.5%	—
Eileen A. Kamerick	—	—	—	—	—	—
Gale E. Klappa	—	4,000	2,000	—	*	*
Richard T. Lommen	—	—	12,000	—	—	*
Cory L. Nettles	—	—	—	—	—	—
Karen T. van Lith	—	—	—	—	—	—
John (Jay) B. Williams	—	—	—	—	—	—

Named Executive Officers
Christopher J. Del Moral-Niles	—	—	2,000	—	—	*
John A. Utz	—	—	—	—	—	—
Randall J. Erickson	—	—	—	—	—	—
David Stein	1,000	2,000	4,000	*	*	*
All Directors and Executive Officers as a group (28 persons)	45,000	106,000	242,000	1.73%	2.65%	6.05%

*
Denotes percentage is less than 1%.
(1)
Beneficial ownership includes shares with voting and investment power in those persons whose names are listed above or by their spouses or trusts. Some shares may be owned in joint tenancy, by a spouse, or in the name of a trust or by minor children.

OWNERSHIP IN DIRECTORS' DEFERRED COMPENSATION PLAN

In addition to the beneficial ownership set forth in the Security Ownership of Directors and Management tables above, the non-employee directors have an account in the Directors' Deferred Compensation Plan with the balances in phantom stock as of February 15, 2019 set forth below. The dollar balances in these accounts are expressed daily in units of Common

Stock based on its daily closing price. These balances are included for purposes of the non-employee director holding requirements under the Director Stock Ownership Guidelines. The units are nonvoting. See "Director Compensation – Directors' Deferred Compensation Plan" on page 47.

Beneficial Owner	Account Balance at February 15, 2019	Equivalent Number of Shares of Common Stock(1)
John F. Bergstrom	$165,004	7,100
Michael T. Crowley, Jr.	—	—
R. Jay Gerken	—	—
Judith P. Greffin	—	—
Michael J. Haddad	—	—
William R. Hutchinson	532,126	22,897
Robert A. Jeffe	380,787	16,385
Eileen A. Kamerick	542,933	23,362
Gale E. Klappa	—	—
Richard T. Lommen	1,825,665	78,557
Cory L. Nettles	—	—
Karen T. van Lith	494,710	21,287
John (Jay) B. Williams	89,683	3,859
All Directors as a group	$4,030,908	173,447

(1)
Based on the closing price of $23.24 of the Common Stock as of February 15, 2019.

PROPOSAL 2:

ADVISORY APPROVAL OF ASSOCIATED BANC-CORP'S NAMED EXECUTIVE OFFICER COMPENSATION

Associated's executive compensation program plays a key role in our ability to attract, retain and motivate the highest quality executive team. The principal objectives of Associated's executive compensation program are to align executive incentive compensation with long-term shareholder value creation, target executive compensation within competitive market ranges, and reward performance, without incenting unnecessary or excessive risk. As discussed in the Compensation Discussion and Analysis, which begins on page 21, the Compensation and Benefits Committee (the "Committee") has designed the program to incorporate a number of features and best practices that support these objectives, including, among others:

  •
  Target total compensation for Associated's Named Executive Officers (the "NEOs") at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;

  •
  A substantial portion of each NEO's target compensation is variable and tied directly to corporate performance;

  •
  Variable pay opportunities are more heavily weighted toward long-term performance;

  •
  All long-term incentives are denominated and delivered in equity;

  •
  Equity awards are granted in the form of stock options, restricted stock awards ("RSAs") and performance-based restricted stock units ("RSUs"), which are directly aligned with shareholder value;

  •
  Stock Ownership requirements, which include both a salary multiple and a post-vesting holding period, are in place for all Executive Committee members;

  •
  None of the NEOs are entitled to receive gross-up payments in connection with any excise tax or other tax liabilities; and

  •
  Only a limited number of perquisites are available to NEOs.

Shareholders are encouraged to carefully review the "Executive Compensation" section of this Proxy Statement in its entirety for a detailed discussion of Associated's executive compensation program.

As required under the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

"Resolved, that the shareholders approve the compensation of Associated's Named Executive Officers as disclosed pursuant to the compensation rules of the SEC in the Compensation Discussion and Analysis, the compensation tables and any related materials."

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation and Benefits Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote "FOR" the advisory approval of Associated Banc-Corp's Named Executive Officer compensation, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and any related material). If a majority of the votes cast are voted "FOR" this Proposal 2, it will pass. Unless otherwise directed, all proxies will be voted "FOR" Proposal 2.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

CD&A DIRECTORY

EXECUTIVE SUMMARY

Associated's executive compensation program is overseen by the Compensation and Benefits Committee (referred to in this section as the "Committee") and is intended to provide a balanced program that rewards corporate, business area, and individual results that support Associated's mission, with a focus on performance-based compensation. The program's strong pay-for-performance alignment is an important part of Associated's continuing commitment to enhancing long-term shareholder value.

2018 Financial Performance

2018 was Associated's most profitable year in its entire history. Associated continues to maintain a healthy balance sheet with strong capital and liquidity levels. Associated is committed to making investments to expand services, develop new products and services, and drive new business. The completed acquisition of Bank Mutual Corporation in 2018 and the announcement in the fourth quarter of 2018 of the acquisition of the Wisconsin branch banking operations of The Huntington National Bank, a subsidiary of Huntington Bancshares Incorporated, further demonstrates Associated's commitment to profitable growth. In addition, during the first half of 2018, Associated acquired Anderson Insurance & Investment Agency, Inc. and Diversified Insurance Solutions.

Reflecting another year of progress, Associated reported GAAP earnings per common share ("EPS") of $1.89 and Return on Common Equity Tier 1 ("ROCET1") of 13.15%, which reflects a year-over-year non-tax adjusted growth of 33% and 26% respectively.

Consistent with Associated's focus on delivering increased value and returning capital to its shareholders, dividends per common share increased 24% in 2018 to $0.62. In addition, in 2018 Associated repurchased over 9 million shares of Common Stock.

Associated continued to grow its balance sheet with average loans increasing 10% year-over-year to $22.7 billion. In addition, average deposits of $24.1 billion for 2018 increased 10% from 2017. These results reflect the continuing commitment of colleagues and executive officers throughout Associated to serving the needs of Associated's customers and enhancing long-term shareholder value.

Common Equity Tier 1, a non-GAAP financial measure, is used by banking regulators, investors and analysts to assess and compare the quality and composition of Associated's capital with the capital of other financial services companies. Management uses Common Equity Tier 1 along with other capital measures, to assess and monitor Associated's capital position. The Federal Reserve establishes regulatory capital requirements, including well-capitalized standards for Associated. Prior to 2015, the regulatory capital requirements effective for the Corporation followed the Capital Accord of the Basel Committee on Banking Supervision. Beginning January 1, 2015, the regulatory capital requirements effective for Associated follow Basel III, subject to certain transaction provisions. Common Equity Tier 1 prior to Basel III requirements was calculated as Tier 1 capital excluding qualifying perpetual preferred stock and qualifying trust preferred securities. See Table 26 in Part II, Item 7 of the 2018 Form 10-K for a reconciliation of Common Equity Tier 1.

Key Elements of Associated's Executive Compensation Program

The key elements of our executive pay program (Salary, Annual Incentive, and Equity Awards) support the Committee's philosophy of providing a balanced program of short- and long-term compensation that targets market-competitive levels that attract and retain top talent.

SALARY	INCENTIVE	EQUITY

Base pay that is targeted at the midpoint of the market and adjusted to account for individual performance and tenure	A formulaic annual award that is based on the achievement of total Company performance and adjusted for individual performance	Equity represents the largest portion of executive pay with direct alignment to shareholder value and the value of our Common stock

Key Executive Compensation Governance Practices

We believe our pay practices demonstrate our commitment to and alignment with stockholders' interests and our dedication to maintaining a compensation program supported by strong corporate governance. The Committee meets regularly and in addition to each member's own business knowledge of best practices, they receive guidance on best practices and market trends from the Committee's independent compensation consultant, Pay Governance LLC. Strong governance is exemplified by the detailed chart below which describes the practices that are included and excluded in our programs.

We Do	We Don't
Pay for performance by having a significant portion of executives' compensation tied to Company performance and weighted towards long-term.	X	Have excess perquisites and include only executive physicals, financial planning services and access to clubs for business purposes.
Utilize Long-Term Incentive pay that is delivered in equity and does not have a cash component.	X	Make tax gross-up payments in connection with excise tax or other tax liabilities except for relocation.
Use robust incentive plan governance that is reviewed by internal key experts, by the Committee, and by an independent third party as needed.	X	Pay dividend equivalents until the end of the performance period on unvested performance stock. Dividends are calculated based on the number of shares awarded.
Retain an independent compensation consultant selected by the Committee for Executive pay consultation.	X	Allow hedging or pledging of Company securities by executive officers or directors.
Require a double trigger for vesting of equity awards and severance payments upon a change of control.	X	Have employment agreements with our NEOs.
Clawback pay related to material restatement of financial statements.
Hold an annual say-on-pay vote in order to elicit regular feedback from stockholders.
Hold proactive shareholder engagement meetings to solicit feedback on our corporate governance and compensation practices.
Require stock ownership for executives based on a salary multiple of stock and retention of a portion of shares after vesting.

Shareholder Outreach and Response to 2018 Advisory Vote on NEO Compensation

Associated's 2018 advisory shareholder vote on NEO compensation resulted in more than 79% of the votes cast in favor of the program. On an annual basis, the Company is in direct dialogue with between 50 and 100 institutional investors through regular attendance at industry conferences and investor events. This includes regular, private one-on-one dialogue with most of the Company's top 20 shareholders, which represents 52% of outstanding shares. In addition, management engages with investors through conference calls to discuss Company results, performance relative to industry trends, peer metrics, governance matters, and the Company's strategic direction. During 2018, key executive officers and senior leaders engaged in specific outreach with two significant shareholders and two shareholder advisory firms with respect to its compensation practices to gain an understanding of shareholder views on the Committee's decisions and to provide clarification on the use of common publicly reported metrics that align the performance plans with shareholder interests. The discussion focused on components of Associated's incentive compensation program and design choices by the Committee. These discussions and outcomes are described below. The Committee took comments into consideration and has made forward looking modifications, which are described below and discussed further on page 37 under Compensation Decisions for 2019.

Key Topics from Shareholder and Advisory Firm Discussions

Topic #1: We have enhanced the disclosure around the formulas used by Associated to determine the CEO and NEO pay determination for the Annual Incentive Award to make it clearer.

Our disclosure more clearly depicts the formula mechanics used to calculate the CEO and NEO Annual Incentive Awards (see pages 28 to 31 for further detail).
Additionally, the Committee has chosen to further strengthen the formula by adding a cap to the amount of upward individual adjustment allowable. The CEO may apply a maximum upward adjustment, with the Committee's approval, of 20% to the individual executive bonus award. In 2018 the maximum upward adjustment of any NEO award was 3%.

Topic #2: We have enhanced the description of the Long-Term Incentive Performance Plan, to provide a clearer description of the performance goals, including threshold, target and maximum.

Our current LTIPP design is based on an inter-dependent matrix for EPS and relative TSR that allows for continuous scaling of the metrics. The Committee has modified the LTIPP design for 2019 by moving to an additive model. This model will have the following features:

–	EPS and TSR will be individually weighted (50% each)
–	Relative TSR will have a threshold of 25%
–	EPS will have a threshold and maximum of 20% below or above target, respectively
–	Payout range will be from 0% to 150% (previous range was 25% to 150%)
–	Company performance achievement must reach the highest tier on each metric to achieve a maximum payout, therefore resulting in no offsetting of one metric by the other.

Topic #3: Why does Associated use EPS in both the short- and long-term incentive plans?

The Committee believes that EPS is a strong indicator of value measurement for our shareholders. The continuity of using a short-term EPS and a cumulative long-term EPS ensures that our actions take into consideration the impact of short-term and long-term actions.

Key Changes to Executive Compensation Programs in 2018

At the beginning of each fiscal year, the Committee evaluates the market competitiveness of compensation for each of our executive officers in order to guide target compensation decisions for the coming year. With the assistance of Pay Governance, the Committee reviews the compensation of our executive officers against that of the Company's compensation peer group, as well as the financial services industry in general. At the beginning of 2018, after reviewing the competitive pay data provided by Pay Governance, the Committee decided to make no material changes to the target compensation levels for our NEOs.

As described above, based on shareholder and shareholder advisory firm feedback on the annual short-term incentive plan, the Committee implemented a 20% upward cap and unlimited downward reduction to the individual executive performance calculation to bolster Associated's formulaic approach to the annual incentive plan calculations. The Committee believes that this addition will further minimize any discretionary aspect of the NEOs annual incentive determination and further align incentive compensation with the performance results of the Company.

OVERVIEW OF COMPENSATION METHODOLOGY

Philosophy and Objectives

Associated's executive compensation program is designed to provide each executive officer of Associated with a competitive total compensation package aligned with several objectives, including:

  •
  providing a balanced program that rewards individual actions and behaviors that support Associated's mission, business strategies and performance-based culture without incentivizing unnecessary and/or excessive risk-taking;

  •
  targeting compensation at market-competitive levels, while maintaining an overall compensation program that is aligned with and reflects the performance of Associated;

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  providing a competitive mix of short-term and long-term variable compensation; and

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  attracting and retaining executives whose judgement and leadership abilities result in overall success for Associated and increased value to our shareholders.

The Committee used the objectives listed above to drive the methodology for the design of the 2018 Executive Compensation Program with targeted total compensation for the NEOs and other executive officers to approximate median levels for executives with comparable responsibilities at financial institutions of comparable asset size. In addition to compensation levels, the Committee considers Associated's financial performance relative to its peers as part of the determination of total compensation opportunities. The Committee believes that peer comparison is important to the objectives of the program because Associated competes with a large number of financial institutions across the country for the services of qualified executive officers. Consideration was also given to individual factors based on performance evaluations. Where the Committee deems appropriate, total compensation opportunities may exceed the market median in order to attract currently employed, high-quality executives to join Associated and to retain experienced, high-performing executive officers. Conversely, Associated may target compensation below median market levels for newly promoted executives. The allocation of the various components of the NEOs' total compensation package is described below in the "Components of Total Executive Compensation for 2018" section beginning on page 27.

Peer Group

The Committee, with the input of Pay Governance, reviewed the 2017 peer group and made no changes to the peer group for 2018. The Committee noted that the comprehensive review process determined that Associated's asset scope remained aligned with the peer group median. The Committee also ensured that the peer group was comprehensive and included peers that were larger in asset size to allow for aspirational growth comparisons. The 2018 peer group consisted of bank holding companies that the Committee and Pay Governance believe are appropriate for comparison purposes in terms of size (based on total assets) and business composition and consisted of companies ranging in asset size from approximately $22.6 billion to approximately $71.6 billion that were engaged in lines of business similar to Associated. The median asset size of the companies in the peer group was approximately $32.0 billion, compared to Associated's assets of $30.5 billion, as of December 31, 2017. The peer group companies were:

BOK Financial Corporation	First Horizon National Corporation	Valley National Bancorp
Comerica Incorporated	People's United Financial	Webster Financial Corporation
Commerce Bancshares, Inc.	Prosperity Bancshares	Wintrust Financial Corporation
Cullen/Frost Bankers, Inc.	SVB Financial Group	Zions Bancorporation
East West Bancorp, Inc.	Synovus Financial Corp.
First Citizens BancShares Inc.	TCF Financial Corporation

While the peer group was a key point of comparison in the total compensation strategy, the Committee also took into account broader retail banking and financial services industry survey data as part of its compensation determinations to provide broader market context. Pay Governance analyzed compensation data from the Willis Towers Watson 2017 Executive Financial Services Survey of approximately 186 participants, including members of Associated's peer group. In analyzing the data, Pay Governance advised that the additional comparisons, beyond the peer group, provided a broader perspective from which to appropriately compare compensation, particularly for staff positions. When making compensation-related decisions, the Committee considered information that compared each executive officer's base salary and total compensation to the 25th, 50th and 75th percentiles of these market reference points.

Role of Independent Compensation Consultant

The Committee has engaged Pay Governance LLC since 2010 to advise on a variety of matters relating to the executive compensation program. Pay Governance reports directly to the Committee and provides no other services to Associated. The Committee has established procedures that it considers sufficient to ensure that the compensation consultant's advice to the Committee remains objective and is not influenced by Associated's management, including:

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  a direct reporting relationship of the compensation consultant to the Committee;

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  a provision in the Committee's engagement letter with Pay Governance specifying the nature of the work to be conducted and the role that management may play in that work; and

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  an annual update to the Committee on the compensation consultant's financial relationship with Associated, including a summary of the work performed for Associated during the preceding 12 months.

Pay Governance performed a competitive analysis of Associated's senior executive compensation levels and provided financial performance and other market data with respect to the peer group and a broader financial services survey group as a context for the Committee's assessment of competitive compensation levels, as further described below.

Role of Management

As part of the annual compensation review process, the CEO, the Chief Human Resources Officer, and the Deputy Chief Human Resources Officer interact with the Committee and Pay Governance, providing information about the current compensation structure, details regarding executive compensation, individual performance assessments, and descriptions of the job responsibilities of executive officers. The CEO typically makes recommendations to the Committee with respect to the compensation of NEOs, other than himself, and the Committee, determines CEO compensation in executive session without the CEO present.

Role of the Committee

The purpose of the Committee is to assist the Board of Directors in fulfilling its responsibility to oversee all of Associated's executive compensation. The Committee works closely with Pay Governance to make program decisions about, and set the framework for, Associated's executive compensation program. Among other things, the Committee's responsibilities include:

  •
  establishing and approving compensation and benefit policies;

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  approving the amount and form of compensation for Associated's executives and non-management directors; and

  •
  issuing an annual report on executive and CEO compensation for inclusion in Associated's annual proxy statement or Form 10-K.

COMPONENTS OF TOTAL EXECUTIVE COMPENSATION FOR 2018

To support Associated's Pay for Performance philosophy, the Committee has utilized multiple compensation components that are a mix of both short- and long-term pay. The following chart depicts the Committee's design decisions that create a competitive Executive Pay Program.

	BASE SALARY	ANNUAL INCENTIVE	TIME BASED STOCK	PERFORMANCE STOCK
Performance Type	Short-Term		Long-Term

Award Type	Cash	Cash and Equity	Equity

Description	Salary based on peer and market comparison and individual performance	Annual cash and/or equity opportunity based on overall Company and individual performance	Time-based restricted stock awards and stock options that vest equally each year	Performance based restricted stock units based on Company performance that cliff vest at end of performance period

Performance Period	Ongoing	1-year	4-year	3-year

Measurement	• Responsibilities • Market data • Performance	• EPS • ROCET1	• Market data • Performance	• Cumulative 3 year EPS • TSR performance relative to Peers

Pay Determination	Market Based	Formulaic: Target × Company Performance + Individual Performance	Formulaic: Salary × Target (50% Options/50% Restricted Stock)	Formulaic: Target shares × Plan Matrix Performance

Objectives	Attract and retain high caliber individuals	Incentive compensation that reflects Associated's performance	Align executive interests and compensation with long-term shareholder results	Provide equity incentive for achieving certain specified long-term business goals

Evaluation	Reviewed Annually

Composition of Total Compensation

The Committee continually monitors the total compensation of the CEO and NEOs against Associated's pay philosophy and leverages research by Pay Governance in determining appropriate levels of compensation. The Committee focuses on determining the appropriate total compensation levels for the CEO and each NEO. The Committee utilizes input from Mr. Flynn (CEO) in decisions regarding NEO compensation and utilizes Mr. Flynn's assessment of NEO performance against financial and budgetary goal achievement, significant business line project and objective success, and other individual performance objectives.

Total compensation packages for the CEO and NEOs are composed of both fixed and variable (performance-based) elements and include annual and long-term compensation. The Committee's objective is to deliver the majority of executive compensation through variable pay opportunities that are based on Associated's performance.

For 2018, variable elements continued to constitute the majority of the CEO and each NEO's total compensation, with long-term, equity-based incentives comprising the majority of the variable component of compensation. With input from Pay Governance, the Committee assessed the competitiveness of Associated's executive compensation levels using multiple market references, including peer groups and industry data. In reviewing the CEOs and NEOs compensation, the Committee determined, with input from Pay Governance, the following with respect to Associated's competitive positioning:

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  While the CEOs base salary is higher compared to peers, the annual incentive opportunity is significantly lower;

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  Total direct compensation for the CEO, which is cash plus long-term incentives, is modestly above the median of the peer group;

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  Base salaries for NEOs are generally in line with median levels;

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  Associated's incentive plan payouts for NEOs, which are based on Associated's performance versus short-term and long-term EPS, ROCET1 and TSR targets, are in line with median levels;

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  Due to Associated's pay philosophy that emphasizes equity over cash compensation, Associated's long-term incentive opportunities are modestly above the competitive 50th percentile; and

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  As a result, the Committee believes that total direct compensation (sum of total cash and long-term incentive opportunities) is close to median market levels and continues to be sufficient to attract and retain qualified leadership. Additionally, Associated's mix of compensation provides a direct link between executive compensation and shareholder value, fosters equity ownership among executive officers, and provides a balanced risk profile, all in keeping with the Committee's objectives for the Company's executive compensation program.

The charts below illustrate the mix of variable (Annual Incentives, Equity Awards and Option Awards) and fixed (Salary) components of the 2018 total compensation awarded to the CEO and the average of the mix of variable and fixed components of the total compensation awarded to all other NEOs, each as presented in the Summary Compensation Table on page 40.

CEO	NEO

ANNUAL TOTAL COMPENSATION

Base Salary

The Committee's intention is to pay NEOs base salaries that approximate the midpoint of the market data provided by Pay Governance, with adjustments as the Committee deems necessary to account for individual performance and tenure, or other specific circumstances that may arise in a given year.

In keeping with the Committee's focus on delivering the majority of executive compensation through variable opportunities that are based on Associated's performance, only one NEO received a market increase to base salary for 2018. The NEO received a market increase in order to move his base salary closer to the market median. Base salaries for the remaining NEOs were determined to be within the targeted market median range.

Annual Incentive Award

Associated's core philosophy is that it takes all colleagues working together to serve our customers for the Company to be successful. That is why we designed our annual incentive program to pay all incentives, other than commissions, from a single pool that is funded solely on the success of the Company as a whole. Associated's annual incentive program is referred to as the Management Incentive Plan ("MIP"). All Participants are paid from a single corporate pool that includes NEOs, the Executive Committee, and all other incentive eligible colleagues. Participants are provided the opportunity to earn an annual incentive payment from a corporate pool, the total amount of which is determined based upon Associated's achievement of objective financial criteria selected by the Committee, but is limited by the annual individual maximum as set forth under the terms of the shareholder approved 2017 Incentive Compensation Plan.

On an annual basis, the Committee establishes performance criteria and target performance levels for purposes of determining the targeted corporate pool, out of which all awards under the 2018 MIP are paid. The amount of funds available in the corporate pool for distribution to all participants under the MIP is a function of total EPS and ROCET1 Company performance and, for 2018, represented approximately 9.6% of Associated's pre-tax, pre-cash incentive profits. The actual funding amount for the corporate pool was higher than the actual corporate pool for 2017, as financial results exceeded the targeted metrics.

The EPS and ROCET1 metrics were selected because they are both critical to the long-term success of the Company and are aligned with creating value for shareholders. Both metrics are transparent and are publicly available. When combined we believe these metrics create a balance between profitability and the quality of earnings and reflect the financial success of the Company while protecting the safety and soundness of the Company.

The performance criteria established under the MIP for 2018 to fund the corporate pool were:

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  Fully diluted EPS, which the Committee determined to be appropriate because EPS is commonly recognized as an important measure of profitability and financial health and is the leading indicator of value creation for our shareholders. Diluted EPS is the reported GAAP EPS without any adjustments; and

  •
  ROCET1, which the Committee believes is an important indicator of prudent capital stewardship, particularly in light of increasing industry and regulatory focus on capital measures. ROCET1 measures profitability by showing how much profit we generate (reported net income) with the capital our shareholders have invested (equity) and how efficiently we have deployed those funds. ROCET1 is calculated based on the definition used by the Federal Reserve of GAAP net income divided by Common Equity Tier One.

For 2018, the target corporate pool funding of 100% was based on a combination of two performance criteria: (1) EPS target of $1.58, which was set using the new effective corporate tax rate and represented a 4% increase from 2017's actual adjusted results, and (2) ROCET1 with a 100 basis point increase in targeted range of 11.0% to 12.0%. The following matrix sets forth the scale used for funding determinations under the MIP outlining the possible combinations of EPS and ROCET1 performance results, as well as actual 2018 results.

The amount of funding for the corporate pool increases at each incremental $0.01 of EPS and each range of ROCET1, with ROCET1 to be interpolated outside the target range. In order to incentivize continued company-wide growth, the Committee expects to increase the MIP EPS and ROCET1 targets each year, relative to the prior year's actual performance.

The graphic below demonstrates the corporate pool funding and distribution methodology.

Once the amount of the corporate pool is determined, the funds are divided into business line sub-pools, including an executive incentive pool, out of which individual awards are paid. Sub-pools are determined for individual revenue-producing business lines based on actual financial results. The amount of each individual award is determined by the accountable Executive Committee members or, in the case of the members of the Executive Committee, by the Committee based upon the recommendations of the CEO. The target amount for each of the NEOs is based on the previous year's actual incentive payment. This strategy ensures further alignment with Company goals and objectives as the target mimics the rise and fall of corporate performance achievement.

From time to time, the Committee may choose to distribute the award in multiple forms including cash and equity, as allowed under the 2017 Incentive Compensation Plan (the "2017 Plan"). For 2018, given the Company performance and extraordinary financial results, the Committee determined that a split payment of 85% cash and 15% restricted stock was appropriate to ensure continued focus on future earnings results and shareholder value creation. In the example below, Mr. Flynn's incentive amount was determined by multiplying the target incentive amount by the 2018 actual Company performance achievement. The Committee has the ability to modify the payment based on a number of factors as outlined in the 2017 Plan, such as mergers and acquisitions and tax law changes, but determined the calculated incentive award to be appropriate for 2018 without making such adjustments.

As noted above, the Committee also approved in 2018 the addition of a cap for individual performance adjustments of 20% for upwards adjustments and unlimited downward adjustments of any NEO incentive award. Although our program is largely based on formulaic calculations, the Committee believed that the addition of the upwards cap would ensure that the majority of the incentive was tied to the achievements of the Company's objective performance goals.

The Committee, utilizing the matrix as set forth above, reported EPS of $1.89 and ROCET1 of 13.15%. This resulted in the corporate pool being funded at 148% of the targeted funding level. The CEO and NEO's annual incentive opportunity are linked directly to Corporate EPS and ROCET1 performance. The incentive earned will rise and fall year to year based on these objective financial results within the MIP Matrix.

The Committee approved these performance results for purposes of determining the aggregate amount available in the MIP pool for annual incentive payments to all eligible colleagues. The Committee then determined the amount of the MIP payments to each NEO based on the performance incentive formula which multiplies the incentive target by Company performance achievement. The Committee further made limited adjustments based on recommendations by Mr. Flynn based on his evaluation of achievement of strategic goals, business line and individual performance, and a number of individual performance and other qualitative and quantitative factors for each NEO, including, among others;

Successful completion of acquisitions in 2018;
Significant growth in key financial measures, including revenue and core deposits and fee income;
Improving asset quality; and
Reducing expenses and streamlining processes.

Based on these evaluations relating to 2018 performance, Mr. Flynn recommended, and the Committee approved, payouts to Messrs. Del Moral-Niles, Utz, Erickson and Stein as detailed in the table below in the form of restricted stock and cash. NEO individual performance adjustments were minimal and incentive payment was closely aligned to Company performance achievement of 148%.

Mr. Flynn received a payout detailed below which was in alignment with the Company's financial performance and the Committee's assessment of the CEO's continued positive performance.

Incentive as a Percent of Target

Named Executive Officer	Percent of Target

Company Achievement	148%

Philip B. Flynn	148%
Christopher J. Del Moral-Niles	144%
John A. Utz	151%
Randall J. Erickson	149%
David L. Stein	151%

LONG-TERM INCENTIVE COMPENSATION

The Committee believes that a significant portion of an executives officers total pay should be represented by and tied directly to the performance of the Company to ensure that the interests of the executive officer and the shareholders are in close alignment. The Committee also believes that the performance of Associated's stock has a strong correlation to the actual total compensation an executive receives over time. To align these interests, the Committee has designed Associated's long-term incentive program to include three key long-term elements: stock options, restricted stock awards and performance-based restricted stock units ("RSUs"), which are granted under the Long-Term Incentive Performance Plan ("LTIPP") described below. For 2018, stock options and restricted stock each represent 25% of the long-term component of the overall program; with performance-based RSUs representing 50% of total long-term incentive. Individual grants, as a percent of base salary, are listed in the table below.

Long-Term Incentive Grants as a Percent of Base Salary

	Stock Options	Restricted Stock Units	LTIPP(1)	Total Long-Term Incentive
Philip B. Flynn	50%	50%	100%	200%
Christopher J. Del Moral-Niles	30%	30%	60%	120%
John A. Utz	30%	30%	60%	120%
Randall J. Erickson	30%	30%	60%	120%
David L. Stein	25%	25%	50%	100%

(1)
Actual amounts based on performance achievement between 25%-150%

Stock Option Component

Stock options represent a right to purchase a specified number of shares of Common Stock at the fair market value of the Common Stock on the date the option is granted. As a result, recipients recognize a value only if and to the extent that the value of the Common Stock increases, aligning the value of the benefit with shareholder interests. The stock options granted in 2018 vest over a four-year period, with one-fourth of the grant vesting in each year, subject to the terms of the 2017 Plan. Long-term variable equity compensation is a significant portion of each NEO's compensation, as indicated by the charts included on page 28. When calculating the value of an option award for the purpose of making these grants, the Committee uses the grant date value of the options.

Restricted Stock Component

Restricted stock represents an award of full value shares that vests over a defined period, the value of which varies based on the performance of Associated's Common Stock, which creates alignment between Executive realized pay and shareholder value. With input from Pay Governance on appropriate award types for the LTIPP, the Committee determined in 2018 that it would grant time-based Restricted Stock Awards (RSAs) in addition to performance-based RSUs as part of Associated's overall compensation mix.

The RSAs granted in 2018 generally vest over a four-year period, with one-fourth of the grant vesting each year. The grants are subject to the terms of the 2017 Plan. When calculating the value of a restricted stock award for the purpose of making these grants, the Committee used the grant date value of the restricted stock determined on the same basis described on page 40 in the notes to the Summary Compensation Table for such awards.

Long-Term Incentive Performance Plan

Under the LTIPP, participants receive awards of RSUs, calculated as a percentage of each participant's base salary at the inception of the performance period. Actual payouts from the LTIP plan will be based upon Associated's results during the specified measurement period relative to goals approved by the Committee with respect to the particular LTIPP performance measurement period. Grants under the 2018 LTIPP are subject to the terms of the

2017 Plan. Grants under the 2016 LTIPP are subject to the terms of the Associated Banc-Corp 2013 Incentive Compensation Plan.

2018 LTIPP

The 2018 LTIPP is based on a three-year performance period that began on January 1, 2018, and will end on December 31, 2020. Based on the Company's performance during the period, the number of actual shares that vest can range from a minimum of 25% to a maximum of 150% of the target award.

The performance criteria established by the Committee to determine the vesting of RSUs is based on Associated's cumulative EPS for the performance period and Associated's relative TSR versus its peer group, over the 2018-2020 performance period. The Committee determined that cumulative EPS is an appropriate metric in the LTIPP as Associated's goal is to sustain growth year-over-year (cumulative three-year EPS growth as provided in the LTIPP). The Committee believes that having these related measures in both the MIP and LTIPP (one-year measurement for the MIP and three-year measurement under the LTIPP) ensures focus on both short and long-term strategies that are in the best interests of our shareholders. Additionally, the Committee believes relative TSR, which includes the net change in stock price plus dividends paid during the applicable period, is a valuable measure because it is directly aligned with shareholder interests and encourages management to outperform peers in the creation of shareholder value.

2016 LTIPP

The 2016 LTIPP was based on a three-year performance period that began on January 1, 2016, and ended on December 31, 2018, with the vesting opportunities ranging from a minimum of 25% to a maximum of 150% of the target award.

The performance criteria established by the Committee to determine the vesting of RSUs was based on Associated's cumulative adjusted EPS for the performance period and Associated's TSR relative to the peer group, measured on the basis of reported TSR for the performance period.

The vesting grid below was used to determine the vesting level of the 2016 LTIPP award (for performance during 2016-2018) at various EPS performance levels under the 2016 LTIPP, with a payout percentage target of 100% at targeted cumulative EPS of $4.02 and TSR performance between the 40.1 and 60th percentiles of the peer group.

The target three year cumulative EPS growth rate is set based on the publicly available 20 year BKX Bank Index which takes into account the business cycle.

As determined based on the vesting grid, tax rate adjusted EPS performance of $4.45 significantly outperformed targeted EPS of $4.02. EPS results in 2017 and 2018 have been tax adjusted to make the final EPS results comparable to the original target using the prior 35% corporate tax rate. The Committee approved the 2018 adjusted EPS of $1.67 to be used with previously approved 2017 adjusted EPS of $1.52 and 2016 reported EPS of $1.26. Combined with Associated's relative TSR ranking at the 20% percentile of the peer group, the RSU award grant applicable to the 2016-2018 performance period vested at 148.5% of target.

Risk Assessment

The Committee, along with members of Associated's Executive Risk Committee, the Incentive Compensation Risk Assessment Committee (ICRA), the Chief Human Resources Officer and business executives responsible for the design and implementation of Associated's incentive compensation arrangements, conducted a full annual executive compensation risk assessment as part of an incentive and sales practice review. Under the governance of the Executive Risk Committee, ICRA was established to define and govern the annual incentive plan risk assessment process which evaluates the effectiveness of Associated's incentive compensation programs and ensures they are in alignment with the Company's safety and soundness principals. Following the reviews with members of Associated's Executive Risk Committee, ICRA, and business executives responsible for the design and implementation of incentive plans, the Committee determined that Associated's compensation plans do not encourage its senior executive officers or colleagues to take unnecessary or excessive risks that threaten the value of Associated, nor do such plans encourage behavior focused on short-term results to the detriment of long-term value creation. The Committee has determined that these plans do not encourage unnecessary risk taking and are consistent with preserving and enhancing the long-term health of Associated.

OTHER BENEFIT PROGRAMS

Deferred Compensation Plan

Associated maintains a non-qualified deferred compensation plan to allow certain colleagues who are deemed to be highly compensated under IRS Section 414(q)(1)(B) to defer current compensation to accumulate additional funds for retirement. All NEOs were eligible to participate in the deferred compensation plan in 2018; however, none elected to participate in 2018.

The plan allows eligible colleagues to defer up to 50% of base salary and up to 75% of cash incentive compensation. The participant receives payment of deferred amounts either in a lump sum, or five or ten equal annual installments beginning six months following the participant's separation from service or beginning on an in-service date elected by the participant, in either case pursuant to a distribution election made prior to the commencement of deferrals. The plan permits distributions during employment in the event of an unforeseeable emergency. Each participant may, on a daily basis, specify investment preferences from among various investment options for the account, subject to final approval by the Administrator and Trustee. The participant retains all rights to amounts in his or her account if employment terminates for any reason. Deferred compensation plan earnings are unsecured and are not supplemented by Associated.

Retirement Plans

Retirement Account Plan

The Associated Banc-Corp Retirement Account Plan ("RAP") is a qualified defined benefit plan with cash balance features designed to provide participants with a monthly income stream in the form of an annuity at retirement. A colleague becomes eligible to participate effective the first day of the plan year in which the participant completes twelve months of service (service is defined as working a minimum of 1,000 hours within the year). Each participant receives an accrual of 3% of eligible compensation. Compensation is subject to the IRS annual limitation, which was $275,000 in 2018. The RAP provides for an annual earnings credit based on the 30-Year Treasury Rate. All participants become fully vested in their accrued benefit upon completion of three years of credited services, attainment of normal retirement (age 65) or upon death or disability while employed by Associated. All NEOs have completed three years of credited service and are 100% vested in their benefits under the RAP. Participants may be eligible to receive an early retirement benefit at age 55. Benefits are subject to an actuarial adjustment for early retirement benefits.

401(k) Plan

Associated offers the Associated Banc-Corp 401(k) and Employee Stock Ownership Plan to eligible participants. Participants make contributions to the 401(k) Plan, subject to the limitations established by the IRS. Associated provides a discretionary matching contribution, which in 2018 was equal to 100% of the first 5% of each participant's contribution. Participants who work 1,000 hours during the calendar year and are employed with Associated on December 31 qualify for the matching contribution, with the exception of the participant's retirement, disability or death. All participants are fully vested in both their own contributions and Associated's matching contributions.

Supplemental Executive Retirement Plans

In keeping with its objective of providing a market-competitive executive compensation program designed to attract and retain highly qualified individuals, Associated provides supplemental retirement benefits to a limited number of key colleagues under the Associated Banc-Corp Supplemental Executive Retirement Plan, referred to as the "SERP." The SERP is a non-qualified plan into which Associated makes a restoration contribution for amounts that are otherwise restricted due to applicable IRS limitations under Associated's RAP and 401(k) Plan. Participation in the SERP is limited to members of Associated's Executive Committee, which includes the NEOs.

Associated's contribution to the SERP is equal to the excess of the amount that would have been accrued under the RAP and the 401(k) Plan if not for the IRS annual limitation over the amount actually accrued by the participant for the plan year under those plans. Amounts under the SERP are unsecured and accrue at the same rate and time as accruals under the RAP and 401(k) Plan and incur gains and losses based on notional investment preferences specified by participants among various investment options. All participants in the SERP are fully vested in their SERP account. Distributions from the SERP are generally made in accordance with elections made by the participants.

Flynn SERP.    The Committee adopted a Supplemental Executive Retirement Plan for Philip B. Flynn effective January 1, 2012. Under Mr. Flynn's SERP, Mr. Flynn retains any and all accrued benefits under the SERP provisions of his expired employment agreement and receives accruals to his SERP account in an amount equal to a percentage of his annual cash base salary and cash incentive, less the amount of the IRS annual compensation limit. This percentage is initially set at 12.5%, although the Committee may decrease or increase this percentage at its discretion, subject to a maximum percentage of 20%. For 2018, the accrual percentage was 12.5%. Accruals based on Mr. Flynn's base salary accrue on the last day of each payroll period, and accruals based on any cash incentives paid to Mr. Flynn will accrue on the date any such cash incentive is paid. All accruals in Mr. Flynn's SERP account are unsecured and are fully vested on the date of such accrual and incur gains and losses based on investment preferences specified by Mr. Flynn among various notional investment options. Distributions from Mr. Flynn's SERP are generally made upon the earlier of his death or at various dates specified by Mr. Flynn prior to the beginning of any plan year.

Perquisites

Limited perquisites provided to NEOs in 2018 included executive physical examinations, which the Committee believes are valuable to Associated by helping to ensure the health and well-being of participants; financial planning services, which are intended to permit the NEOs to focus as much of their time and attention as possible on their responsibilities as executive officers; and the payment of social and similar clubs dues to give the NEOs access to social and similar clubs for business purposes. NEOs are required to pay any other costs attributable to their personal use of social and similar clubs. The NEOs participated in certain other company-subsidized benefits that were also available to all eligible and/or participating colleagues.

Employment and Post-Termination Arrangements with Executive Officers

Each of the NEOs, including the CEO, is currently employed on an "at-will" basis and none of them is party to an employment agreement with Associated. Associated does not generally enter into agreements with executives before or during their employment with respect to any post-termination benefits, nor does Associated guarantee any executive a severance benefit. The Committee believes that each executive officer separation situation should be evaluated on a case-by-case basis. This arrangement provides the Committee with maximum flexibility to determine mutually beneficial arrangements for both Associated and its executive officers in the event of a separation. Any severance paid to a former executive will generally be paid pursuant to the Associated Banc-Corp Severance Pay Plan, a fully discretionary severance plan for management colleagues that limits the Committee's award of a severance benefit to a maximum of 200% of a former colleague's annual base salary.

Change of Control Agreements

Recognizing certain trends in change in control agreements, the Committee concluded that it would replace the Change of Control Plan with more updated Change of Control Agreements in 2018 that cover each of the NEOs and certain other executives. The payments and benefits provided under the Agreements are similar in structure and amount to the previous plan, maintain a "double trigger" and are not payable upon (1) a termination of an executive's employment for "Cause" or a resignation by an executive without "Good Reason" or (2) any termination of an executive's employment prior to a "Change of Control" (each as defined in the Agreements). These Agreements are summarized in the "Potential Payments on Termination or Change of Control" section beginning on page 44.

COMPENSATION DECISIONS FOR 2019

The Committee continues to review and make changes to the design of Associated's executive compensation program in order to help ensure that it will continue to meet the performance goals and objectives of the Company and create further value for our shareholders.

As described on pages 23 and 24, feedback from our shareholders and shareholder advisory services has prompted the Committee to make modifications to the 2019-2021 Long-Term Incentive Performance Plan. Metrics for the 2019-2021 plans, EPS and relative TSR, remain as the selected metrics because the Committee believes those metrics are the most closely aligned to the creation of shareholder value. However, Associated has adopted an additive model for the Long-Term Incentive Performance Plan which will provide equal weighting between each metric. In addition, a threshold of 25% relative TSR has been added with no payout for that metric below threshold. The EPS metric has been further modified by adding a maximum and minimum range of plus or minus 20% of target. Achievement below the 20% minimum will result in no payout for the EPS metric. The payout range for the 2019-2021 LTIPP will range from 0% to 150%, which is a deviation from previous plans where minimum payment began at 25%. The Committee feels these modifications provide closer alignment to actual shareholder value results and strengthens the overall alignment between executive compensation and shareholder interests.

Summary Of Changes to Long-Term Plan

	2018 Design	2019 Design

Model	Matrix	Additive

Metrics	Cumulative EPS and Relative TSR	Cumulative EPS and Relative TSR

Weighting	Scaled on Interactive Matrix	Individually Weighted at 50% Each

EPS Threshold, Target, and Maximum	Threshold and maximum reached based on a combination of EPS & TSR	Range of plus or minus 20% of target. No payout below the 20% minimum.

TSR Threshold, Target, and Maximum	Threshold and maximum reached based on a combination of EPS & TSR	No payout below the 25th percentile of peers. Must achieve above 50th percentile to achieve target payout.

Payment Range	Range of 25% - 150%	Range of 0% - 150%

POLICIES

Accounting and Tax Considerations

Associated desires to maximize the return to its shareholders, as well as meet the objectives of the executive compensation program outlined above. As part of balancing these objectives, management (particularly the CEO and the Chief Human Resources Officer) considers the accounting and tax treatment to Associated and, to a lesser extent, the tax treatment to the executive, when making compensation decisions. FASB Accounting Standards Codification ("ASC") Topic 718, "Compensation-Stock Compensation" requires all share-based payments to colleagues to reflect the fair value on the date of grant and to be expensed over the applicable vesting period.

With the enactment of the Tax Cuts and Jobs Act (the "Act") in late 2017, Code Section 162(m) was significantly revised. Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation over $1,000,000 paid to certain covered individuals. The Act repealed "performance-based compensation" exception under 162(m), so, for incentive awards in 2018 and beyond, Associated and other public companies will no longer have the ability to exempt certain cash and equity awards from the $1,000,000 deductibility limitation as performance-based compensation. This change applies prospectively so that awards qualifying as performance-based compensation payable pursuant to a binding written agreement in effect on November 2, 2017, and that are not materially modified will continue to qualify under the performance-based compensation exemption. Additionally, the Act modified the definition of "covered individuals" to now include the CFO in addition to the three most highly compensated officers (other than the CEO and CFO). The Committee's policy with respect to Section 162(m) is to qualify executive compensation for deductibility where practicable and allowable.

Clawback of Compensation

Since 2013, the Committee approved and Associated has had in place, a Clawback Policy that requires any members of the Executive Committee of Associated to repay or return cash incentives and equity awards granted through a performance incentive plan in the event that Associated issues a material restatement of its financial statements due to material noncompliance with securities laws where the restatement was caused by the colleague's intentional misconduct, or if Associated incorrectly calculated without misconduct the performance results of the applicable plans. Where Associated is required to restate any of its financial statements as defined above, Associated shall recover amounts in excess of the cash incentives and equity awards payable under Associated's restated financial statements from the above identified colleagues who received the excess cash incentives and/or equity awards. The Clawback Policy applies to Associated's Management Incentive Plan beginning with the 2013 performance period and to performance incentive plan equity awards beginning with grants made in 2013. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has issued proposed rules relating to specific clawback requirements. However, the SEC and NYSE have not yet issued final rules relating to clawback requirements. Management will continue to monitor the rule-making process with respect to any revisions that may be required to comply with new regulations.

Anti-Pledging and Anti-Hedging Policy

Associated's Insider Trading Policy prohibits executive officers and directors from engaging in hedging transactions with respect to Common Stock and from pledging Associated Common Stock as collateral for loans, with the exception, for directors only, of pledges already in place when the prohibition on pledging was adopted in 2012.

Security Ownership Guidelines for Executive Officers

Associated has adopted stock ownership guidelines which are applicable to the NEOs, other members of the Executive Committee and other key executives identified by the CEO. The executive stock ownership guidelines are described under "Stock Ownership – Stock Ownership Guidelines for Executive Officers and Directors".

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing.

THE COMPENSATION AND BENEFITS COMMITTEE
Richard T. Lommen, Chairman John F. Bergstrom Eileen A. Kamerick Gale E. Klappa Karen T. van Lith

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)(5)

Philip B. Flynn	2018	$1,250,000	$0	$1,874,986	$624,996	$1,161,170	$11,218	$250,472	$5,172,842

President and CEO	2017	$1,250,000	$0	$1,874,981	$624,999	$784,574	$10,416	$232,772	$4,777,742

	2016	$1,250,000	$0	$1,874,972	$624,999	$670,576	$10,329	$290,617	$4,721,493

Christopher J. Del Moral-Niles	2018	$504,000	$0	$454,469	$151,498	$540,000	$11,136	$36,620	$1,697,723

Executive Vice President,	2017	$492,167	$0	$443,696	$147,900	$375,000	$10,347	$35,165	$1,504,275

Chief Financial Officer	2016	$483,000	$0	$434,691	$144,897	$350,000	$10,251	$53,119	$1,475,958

John A. Utz	2018	$425,000	$0	$382,471	$127,496	$530,000	$11,218	$56,716	$1,532,901

Executive Vice President,	2017	$425,000	$0	$382,486	$127,497	$350,000	$10,416	$48,436	$1,343,835

Head of Corporate Banking	2016	$423,750	$0	$382,499	$127,499	$325,000	$10,329	$61,808	$1,330,885
and Milwaukee Market
President

Randall J. Erickson	2018	$460,000	$0	$413,972	$137,999	$410,000	$10,358	$57,254	$1,489,583

Executive Vice President,	2017	$460,000	$0	$413,986	$137,998	$275,000	$9,688	$53,329	$1,350,001

General Counsel & Corporate	2016	$455,667	$0	$413,992	$138,000	$240,000	$9,511	$65,218	$1,322,388
Secretary

David L. Stein	2018	$395,000	$0	$296,238	$98,748	$340,000	$14,316	$50,095	$1,194,397

Executive Vice President,	2017	$395,000	$0	$296,226	$98,746	$225,000	$13,343	$47,511	$1,075,826

Head of Consumer & Business Banking

(1)
Stock and Option Awards reflect the aggregate grant date fair value of awards with the grant date fair value for performance-based RSUs calculated at the target level. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, "Stock-Based Compensation," of the Notes to Consolidated Financial Statements included in Part II, Item 8, "Financial Statements and Supplementary Data," of our 2018 Form 10-K. The grant date fair value of the 2018 performance based RSU awards at the maximum level is $1,874,986, $454,469, $382,471, $413,972, and $296,238 for Mr. Flynn, Mr. Del Moral-Niles, Mr. Utz, Mr. Erickson and Mr. Stein, respectively.
(2)
Amounts reported in this column reflect incentive awards provided under the "Management Incentive Plan," described in the "Annual Total Compensation – Annual Incentive Award" section beginning on page 28. For 2018, the Committee decided to pay out awards under the MIP in both cash and restricted stock. The MIP cash amounts are $986,994, $459,000, $450,500, $348,500, and $289,000 for Mr. Flynn, Mr. Del Moral-Niles, Mr. Utz, Mr. Erickson and Mr. Stein, respectively. The MIP restricted stock amounts are $174,176, $81,000, $79,500, $61,500, and $51,000 for Mr. Flynn, Mr. Del Moral-Niles, Mr. Utz, Mr. Erickson and Mr. Stein, respectively.
(3)
Reflects the change in present value of the Retirement Account Plan ("RAP"). Further details regarding the RAP can be found in the "Retirement Plans" section beginning on page 35 and in the Pension Benefits in 2018 table on page 43.
(4)
Amounts in All Other Compensation for 2018 include the following:
•
The employer match on each participating NEO's 2018 contributions to the 401(k) Plan;
•
The 2018 employer contributions to the SERP for each of the NEOs. Additional details regarding the SERP can be found in the "Retirement Plans" section beginning on page 35 and in the Nonqualified Deferred Compensation in 2018 table on page 43;
•
Employer payment of financial planning services;

Name	401(k) Match	SERP Contribution	Financial Planning Services

Philip B.Flynn	$13,750	$219,947	$13,275
Christopher J. Del Moral-Niles	$13,750	$22,870	—
John A. Utz	$13,750	$25,750	$13,275
Randall J. Erickson	$13,750	$24,550	$13,275
David L. Stein	$13,750	$21,100	$13,275

  •
  Employer payment of social and similar club dues for Messrs. Utz, Erickson and Stein and a corporate club membership for which Mr. Erickson is the named member; and
  •
  Employer payment of executive physicals for Mr. Flynn and Mr. Erickson.
(5)
For a description of the elements of executive compensation and the various factors affecting compensation levels, please see the "Executive Compensation – Compensation Discussion and Analysis" section beginning on page 21.

GRANTS OF PLAN-BASED AWARDS DURING 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock (#)	Options (#)	Awards ($/Sh)	Awards ($)(3)

Philip B. Flynn	02/6/2018	—	—	—	—	—	—	—	141,268	24.25	$624,996

	02/6/2018	—	—	—	—	—	—	25,773	—	—	624,995

	02/6/2018	—	—	—	12,886	51,546	77,319	—	—	—	1,249,991

		—	784,574	—	—	—	—	—	—	—	—

Christopher J.	02/6/2018	—	—	—	—	—	—	—	34,243	24.25	$151,498

Del Moral-Niles	02/6/2018	—		—	—	—	—	6,247	—	—	151,490

	02/6/2018	—	—	—	3,123	12,494	18,741	—	—	—	302,980

		—	375,000	—	—	—	—	—	—	—	—

John A. Utz	02/6/2018	—	—	—	—	—	—	—	28,818	24.25	$127,496

	02/6/2018	—	—	—	—	—	—	5,257	—	—	127,482

	02/6/2018	—	—	—	2,628	10,515	15,772	—	—	—	254,989

		—	350,000	—	—	—	—	—	—	—	—

Randall J.	02/6/2018	—	—	—	—	—	—	—	31,192	24.25	$137,999

Erickson	02/6/2018	—	—	—	—	—	—	5,690	—	—	137,983

	02/6/2018	—	—	—	2,845	11,381	17,071	—	—	—	275,989

		—	275,000	—	—	—	—	—	—	—	—

David L. Stein	02/6/2018	—	—	—	—	—	—	—	22,320	24.25	$98,748

	02/6/2018	—	—	—	—	—	—	4,072	—	—	98,746

	02/6/2018	—	—	—	2,036	8,144	12,216	—	—	—	197,492

		—	225,000	—	—	—	—	—	—	—	—

(1)
Reflects annual incentive opportunities under the 2018 MIP. Amounts shown in the target column are equal to the amounts paid under the MIP for 2018 which served as the base amounts used by the Committee for determining the annual incentive payments under the 2018 MIP. For 2018, the Committee decided to pay out awards under the MIP in both cash and restricted stock. The breakdowns of these amounts are detailed in Footnote 2 to the Summary Compensation Table on page 40. The 2018 MIP does not employ individual thresholds or maximums for purposes of determining the individual amounts payable under the plan, other than the $3 million annual individual limitation on cash awards under the terms of the 2017 Plan, the plan under which the 2018 MIP is administered. See "Annual Total Compensation – Annual Incentive Award" beginning on page 28 for additional details.
(2)
Reflects performance-based RSU grants made to the NEOs under the 2018 LTIPP. The threshold and maximum amounts represent the 25% and 150% limits within the LTIPP. See "Long-Term Incentive Compensation" beginning on page 32 for additional details.
(3)
See "Policies – Accounting and Tax Considerations" on page 37. For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 10, "Stock-Based Compensation," of the Notes to Consolidated Financial Statements included in Part II, Item 8, "Financial Statements and Supplementary Data," of Associated's 2018 Form 10-K.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock Held that Have Not Vested (#)		Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not ($) Vested(2)

Philip B. Flynn	139,747	0	$14.02	01/22/2023	9,063	(4)	$179,357	258,525	$5,116,210
	161,369	0	$17.02	01/27/2024	17,980	(5)	$355,824
	50,656	0	$17.67	03/17/2024	18,601	(6)	$368,114
	158,427	52,809	$17.24	02/02/2025	25,773	(7)	$510,048
	93,468	93,470	$17.38	02/01/2026
	29,982	89,947	$25.20	02/06/2027
	0	141,268	$24.25	02/06/2028
Christopher J.	37,411	0	$17.02	01/27/2024	2,101	(4)	$41,579	61,108	$1,209,327
Del Moral-Niles	11,744	0	$17.67	03/17/2024	4,169	(5)	$82,505
	36,729	12,244	$17.24	02/02/2025	4,402	(6)	$87,116
	21,669	21,670	$17.38	02/01/2026	6,247	(7)	$123,628
	7,095	21,285	$25.20	02/06/2027
	0	34,243	$24.25	02/06/2028
John A. Utz	2,000	0	$12.97	01/23/2022	1,697	(4)	$33,584	52,737	$1,043,665
	12,659	0	$14.02	01/22/2023	3,668	(5)	$72,590
	14,755	0	$17.02	01/27/2024	3,795	(6)	$75,103
	8,510	0	$17.67	03/17/2024	5,257	(7)	$104,036
	29,657	9,886	$17.24	02/02/2025
	19,067	19,068	$17.38	02/01/2026
	6,116	18,349	$25.20	02/06/2027
	0	28,818	$24.25	02/06/2028
Randall J. Erickson	26,335	0	$17.02	01/27/2024	1,479	(4)	$29,269	57,080	$1,129,613
	8,267	0	$17.67	03/17/2024	3,970	(5)	$78,566
	25,854	8,619	$17.24	02/02/2025	4,107	(6)	$81,278
	20,638	20,638	$17.38	02/01/2026	5,690	(7)	$112,605
	6,620	19,860	$25.20	02/06/2027
	0	31,192	$24.25	02/06/2028
David L. Stein	35,617	0	$12.97	01/23/2022	1,378	(4)	$27,271	40,845	$808,323
	24,332	0	$14.02	01/22/2023	2,841	(5)	$56,223
	23,882	0	$17.02	01/27/2024	2,939	(6)	$58,163
	7,497	0	$17.67	03/17/2024	4,072	(7)	$80,585
	24,080	8,027	$17.24	02/02/2025
	14,768	14,768	$17.38	02/01/2026
	4,737	14,211	$25.20	02/06/2027
	0	22,320	$24.25	02/06/2028

(1)
All options expiring in 2024, 2025, 2026, 2027 and 2028 vest in four equal annual installments beginning on the first anniversary following the grant date. All other options have a three-year stepped vesting schedule (34% of the original award vests on the first anniversary following the date of the grant and 33% vests on each of the second and third anniversaries following the date of the grant).
(2)
Market value based on the closing price of the Common Stock of $19.79 on December 31, 2018.
(3)
Includes actual 148.5% of the 2016 performance-based RSU grant, and maximum portion of 2017 and 2018 performance-based RSU grants.
(4)
Restricted stock scheduled to vest fully on February 8, 2019.
(5)
Restricted stock scheduled to vest in two equal installments on February 8, 2019 and February 8, 2020.
(6)
Restricted stock scheduled to vest in three equal installments on February 8, 2019, February 8, 2020, and February 8, 2021.
(7)
Restricted stock scheduled to vest in four equal installments on February 8, 2019, February 8, 2020, February 8, 2021, and February 8, 2022.

OPTION EXERCISES AND STOCK VESTED IN 2018

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise or Vesting (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Philip B. Flynn	0	$0	60,948	$1,474,977
Christopher J. Del Moral-Niles	25,000	$330,125	14,130	$341,955
John A. Utz	14,681	$206,508	11,384	$275,233
Randall J. Erickson	0	$0	10,463	$252,899
David L. Stein	15,000	$15,900	9,280	$224,513

(1)
Amounts include the following numbers of shares of restricted stock for which restrictions lapsed in 2018: for Mr. Flynn – 27,234 Mr. Del Moral-Niles – 6,314, Mr. Utz – 5,073, Mr. Erickson – 4,962, and Mr. Stein – 4,156; and the following numbers of RSUs that vested in 2018: for Mr. Flynn – 33,714, Mr. Del Moral-Niles – 7,816, Mr. Utz – 6,311, Mr. Erickson – 5,501, and Mr. Stein – 5,124.
(2)
Value based on the closing price of Associated Common Stock on the date restrictions lapsed. Vested shares are subject to retention requirements under Associated's security ownership guidelines.

PENSION BENEFITS IN 2018

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Philip B. Flynn	RAP	9	$114,284	0
Christopher J. Del Moral-Niles	RAP	8	$111,348	0
John A. Utz	RAP	8	$114,284	0
Randall J. Erickson	RAP	6	$83,565	0
David L. Stein	RAP	13	$199,271	0

Further information regarding the RAP can be found in the "Retirement Plans" section beginning on page 35.

NONQUALIFIED DEFERRED COMPENSATION IN 2018

Name	Plan	Executive Contributions in 2018 ($)	Registrant Contributions in 2018 ($)(1)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018 ($)(2)
Philip B. Flynn	Flynn SERP	$0	$219,947	$(159,538)	$0	$3,296,288
Christopher J. Del Moral-Niles	SERP	$0	$22,870	$(4,609)	$49,928	$110,254
John A. Utz	SERP	$0	$25,750	$(16,408)	$0	$213,698
Randall J. Erickson	SERP	$0	$24,550	$(5,178)	$0	$177,410
David L. Stein	SERP	$0	$21,100	$(17,854)	$0	$330,919

(1)
For Mr. Flynn, these amounts reflect contributions made by Associated throughout the year during 2018 based on his 2018 compensation. For the other NEOs, these amounts reflect contributions made by Associated in 2019 based on their 2018 compensation. These amounts are reported in the "All Other Compensation" column for each executive officer in the Summary Compensation Table.
(2)
Of the amounts disclosed in this column with respect to the Flynn SERP or the SERP, the following amounts were reported in the Summary Compensation Table in prior years: Mr. Flynn – $1,825,214; Mr. Del Moral-Niles – $161,089; Mr. Utz – $125,352; Mr. Erickson – $136,364; and Mr. Stein – $19,350. The variation between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Flynn SERP and the SERP reflect earnings (and losses) on the SERP contributions and/or any contributions prior to the executive becoming a NEO.

Further information regarding the Flynn SERP and the SERP for the other NEOs can be found in the "Retirement Plans" section beginning on page 35, and further information regarding the Deferred Compensation Plan can be found in the "Deferred Compensation Plan" section on page 35.

The investment alternatives available to the NEO under the Flynn SERP, the SERP and the Deferred Compensation Plan for the other NEOs are selected by Associated and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds selected for investment by participants under both the SERPs and the Deferred Compensation Plan and their annual rate of return for the year ended December 31, 2018.

Name of Fund	Annual Return (%)	Name of Fund	Annual Return (%)
Vanguard Total Bond Market Index Fund Admiral Shares	–0.03%	American Funds New World Fund® Class R-6	–11.97%
Vanguard Institutional Index Fund Institutional Shares	–4.42%	American Funds EuroPacific Growth Fund® Class R-6	–14.91%
American Funds The Growth Fund of America® Class R-6	–2.60%	Templeton Foreign Fund Class R6	–14.84%
Dodge & Cox Stock Fund	–7.07%	Fidelity® Government Money Market Fund	1.47%
Baird MidCap Fund Institutional Class	–1.61%	Vanguard Target Retirement 2020 Fund Investor Shares	–4.24%
Virtus Ceredex Mid-Cap Value Equity Fund Class R6	–7.58%	Vanguard Target Retirement 2025 Fund Investor Shares	–5.15%
Wasatch Small Cap Growth Fund® Investor Class	3.50%	Vanguard Target Retirement 2030 Fund Investor Shares	–5.86%
Janus Henderson Small Cap Value Fund Class I	–13.04%	Vanguard Target Retirement 2035 Fund Investor Shares	–6.58%
Vanguard Extended Market Index Fund Admiral Shares	–9.36%	Vanguard Target Retirement 2040 Fund Investor Shares	–7.32%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Change of Control Agreements ("Agreements") provide for certain payments and benefits in the event of a termination without cause or for good reason following a change in control.

The Agreements provide that upon a termination without Cause or a resignation with Good Reason generally during a two-year protected period (the "protected period") following a Change of Control (each such termination a "Qualifying Termination"), each executive would, in addition to any unreimbursed and accrued but unpaid amounts, be entitled to receive the following payments:

  •
  a multiple (three for Mr. Flynn and two for each other executive) of the sum of the executive's then-current base salary and target cash incentive (or, if higher, the base salary and/or target cash incentive as in effect immediately prior to the Change of Control);

  •
  a prorated cash incentive for the year in which the date of termination occurs based on the executive's then-current target cash incentive (or, if higher, the target cash incentive as in effect immediately prior to the Change of Control) (the "Prorated Cash Incentive");

  •
  an amount equal to a multiple (36 for Mr. Flynn and 24 for each other executive) of the sum of the monthly COBRA premium for the medical and dental coverage in effect for the executive on the date of termination and the monthly premiums in respect of the life insurance in effect for the executive on the date of termination;

  •
  an amount equal to the maximum employer contributions under the Company's 401(k) and ESOP and SERP (and, for Mr. Flynn, his individual SERP) and an amount equal to the maximum benefit that the executive would have accrued under the Retirement Account Plan and SERP (and, for Mr. Flynn, his individual SERP), in each case, assuming that the executive remained employed for a period of months following the date of termination (36 for Mr. Flynn and 24 for each other executive) and certain other assumptions specified in the 2018 COC Agreement; and

  •
  outplacement benefits.

If the executive's employment is terminated during the protected period following a Change of Control due to death or "Disability" (as defined in the Agreements due to death or "Disability"), the executive would not be entitled to the benefits described in the immediately preceding bullets, except for the Prorated Cash Incentive. Additionally, in the event of executive's termination due to death or Disability during the protected period, executive (or executive's estate in the event of executive's death) is also entitled to any death or disability benefits, as applicable, equal to those provided prior to a Change of Control or, if more favorable, those in effect on the date of the executive's death or Disability.

If an executive's merger related payments or benefits are subject to the 20% excise tax under Section 4999 of the Code, then the Agreements provide that the executive will either receive all such payments and benefits subject to the excise tax and pay his or her own excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive. The Agreements do not provide for an excise tax gross up. The Agreements also contain restrictive covenants, which provide for (1) a perpetual confidentiality and mutual non-disparagement and (2) restrictions on interfering with customers and colleagues for six months following any termination of employment.

Name	Total Salary Continuation Benefit(1)	Medical, Dental, Life Insurance Benefits for the Duration of Payments(2)	Accrued Vacation(3)	Retirement Plan Contributions, Including the RAP, 401(k) and SERP	Incentive Bonus	Outplacement Benefit(4)	Total Value of Shares of Restricted Stock and Restricted Stock Units(5)	Total Value of Options(6)	Total

Philip B. Flynn	$3,750,000	$3,510	$24,038	$725,840	$2,353,722	$40,000	$5,783,886	$359,926	$13,040,922
Christopher J. Del Moral-Niles	$1,010,000	$42,017	$9,712	$89,740	$750,000	$40,000	$1,364,145	$83,447	$3,389,061
John A. Utz	$850,000	$51,189	$8,173	$95,500	$700,000	$40,000	$1,176,882	$71,163	$2,992,907
Randall J. Erickson	$920,000	$33,853	$8,846	$93,100	$550,000	$40,000	$1,266,701	$71,716	$2,984,216
David L. Stein	$790,000	$42,017	$7,596	$86,200	$450,000	$40,000	$912,761	$56,060	$2,384,634

(1)
Based on base salary at December 31, 2018.
(2)
Based on program costs at December 31, 2018.
(3)
Maximum unused vacation accrual is 40 hours at year-end pursuant to Associated's policy.
(4)
The Change of Control Plan provides that outplacement services at the senior management and executive level, commensurate with the eligible colleague's duties, shall be provided by a mutually agreed outplacement agency. $40,000 is an estimate of the actual cost of these outplacement services.
(5)
Value based on closing price of Associated Banc-Corp Common Stock of $19.79 on December 31, 2018. This includes the value of all unvested Restricted Stock and performance-based RSUs (illustrated at target), and any accrued dividend equivalent payments on all RSUs.
(6)
Value based on the closing price of the Common Stock of $19.79 on December 31, 2018.

In addition to the payments that the NEOs would receive under the Agreements, all unvested options, shares of restricted stock and RSUs held by the NEOs vest upon such a separation within the two-year period following a change of control pursuant to the terms of the 2017 Plan. Additionally, in the event of a termination following attainment of retirement eligibility or the NEO's death or disability, all unvested options, shares of restricted stock and RSUs (performance-based RSUs still remain subject to the applicable performance criteria for determining vesting) held by the NEOs would vest upon such an event. Assuming one of the events in the prior two sentences (each a "Vesting Event") occurred on December 31, 2018, the value (using the closing price of $19.79) of the accelerated stock is listed in the table below.

Name	Stock Options	Restricted Stock	Restricted Stock Units(1)
Philip B. Flynn	$359,926	$1,413,342	$4,370,543
Christopher J. Del Moral-Niles	$83,447	$334,827	$1,029,318
John A. Utz	$71,163	$285,312	$891,570
Randall J. Erickson	$71,716	$301,718	$964,983
David L. Stein	$56,060	$222,242	$690,519

(1)
For performance-based RSUs, the value is assumed at target, including any accumulated dividend equivalents.

A NEO may also be eligible to receive fully discretionary severance benefits in the event of such NEO's separation other than as a result of a change of control of Associated, pursuant to the Associated Banc-Corp Severance Pay Plan. Because these benefits are fully discretionary, they cannot be estimated for any particular NEO. See "Executive Compensation Discussion and Analysis, Employment and Post Termination Arrangements with Executive Officers."

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information:

For fiscal 2018, our last completed fiscal year:

  •
  The median of the annual total compensation of all colleagues of our Company was $53,818; and

  •
  The annual total compensation of Mr. Flynn, our Chief Executive Officer, was $5,172,842

Due to several acquisitions during 2018, including the Bank Mutual transaction, the Committee determined to re-calculate the median annual total compensation. Based on this updated information, the ratio for 2018 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all colleagues is 96 to 1.

We completed the following steps to identify the median of the annual total compensation of all our colleagues and to determine the annual total compensation of our median colleague and CEO:

  1.
  As of December 31, 2018, our determination date, our colleague population consisted of approximately 4,809 individuals (with all of these individuals located in the United States), including any full-time, part-time, temporary, or seasonal colleagues employed on that date.

  2.
  To find the median of the annual total compensation of all our colleagues, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2018. In making this determination, we annualized the compensation of full-time and part-time permanent colleagues who were employed on December 31, 2018, but did not work for us the entire year. No full-time equivalent adjustments were made for part time colleagues.

  3.
  We identified an initial median colleague using this compensation measure and methodology, which was consistently applied to all our colleagues included in the calculation. We identified an anomaly with this colleague's 2018 compensation that would have significantly impacted our pay ratio and therefore substituted this colleague with an adjacent colleague with substantially similar W-2 compensation to that of the original identified colleague.

  4.
  After identifying the median colleague, we added together all of the elements of such colleague's compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $53,818.

  5.
  With respect to the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2018 Summary Compensation Table.

DIRECTOR COMPENSATION

The Board's philosophy for director compensation is to provide a balanced competitive total compensation program that allows for the attraction and retention of qualified directors and reflects the increasing demands of being a public company director, the increasing regulation of the banking industry and of publicly traded corporations in general, and the personal risk factors associated with being a director. The Committee evaluates the competitiveness of director compensation on an ongoing basis. The Committee engaged Pay Governance to perform a competitive analysis of Associated's director compensation program and evaluate the levels of pay, pay mix and form with respect to its director compensation programs. These evaluations, among others, have guided director compensation towards the market range of the S&P 400 (of which Associated is a component company). Based on the analysis performed by Pay Governance and other considerations, the Committee concluded that prospective RSU grants would have a one-year vesting requirement (as opposed to a four-year vesting requirement) to better align vesting requirements with peer companies. The material terms of the non-employee director compensation arrangements for 2018 are as follows:

  •
  $75,000 annual retainer (with no additional meeting fees for meetings of the Board or standing committees thereof)
  •
  RSUs with a fair market value of $120,000 are granted annually on February 1 of each year. A director joining the Board after February 1 receives a prorated RSU grant. The RSUs (and any related dividend equivalents) subject to each grant will become fully vested on the first anniversary of each grant date and, unless deferred pursuant to the Directors' Deferred Compensation Plan, the shares of Common Stock will be issued to the director shortly after vesting.

  •
  $100,000 additional retainer for the non-executive Chairman

  •
  $10,000 additional retainer for the Chairs of the Audit Committee, Compensation and Benefits Committee, Corporate Development Committee, Corporate Governance Committee, Enterprise Risk Committee, and Trust Committee

  •
  $1,500 ad hoc committee meeting fee (when and if such a committee is convened)

Mr. Flynn does not receive any additional compensation for serving on the Board or chairing the Corporate Development Committee.

DIRECTORS' DEFERRED COMPENSATION PLAN

Through its acquisition of other banks and bank holding companies, Associated became the sponsor of several directors' deferred compensation plans. To simplify ongoing administration, Associated established its own directors' deferred compensation plan and merged the predecessor plans into it effective July 1, 1999. Prior to 2013, Associated made monetary contributions into the Directors' Deferred Compensation Plan (the "Director Plan") for each non-employee director. Those contributions were required to be invested in an account the balance of which is based on the trading price of Associated Common Stock.

Directors may defer any or all of their board fees, including retainers under the Director Plan. In an effort to provide directors additional flexibility with respect to managing their annual RSU grants, the Committee amended the Director Plan in late 2018 to permit directors to defer the settlement of some or all of the shares of Common Stock received upon the vesting of their RSU awards, beginning in 2019. Earnings under the Director Plan are based on the performance of plan investment alternatives and are not supplemented by Associated. With the exception of the investment of the Associated contribution referenced above, directors may realign investments as frequently as they wish. Distributions begin six months after a director ceases to serve on the Board, and payments are made according to elections made prior to the commencement of deferrals. Distributions are paid either in a lump sum, or in annual installments over a five-year or ten-year period.

DIRECTOR COMPENSATION IN 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John F. Bergstrom	$75,000	$120,000	$0	$0	$0	$0	$195,000
Michael T. Crowley, Jr.	75,000	120,000	0	0	0	0	195,000
R. Jay Gerken	85,000	120,000	0	0	0	0	205,000
Judith P. Greffin	75,000	120,000	0	0	0	0	195,000
William R. Hutchinson	176,500	120,000	0	0	0	0	296,500
Robert A. Jeffe	76,500	120,000	0	0	0	0	196,500
Eileen A. Kamerick	86,500	120,000	0	0	0	0	206,500
Gale E. Klappa	75,000	120,000	0	0	0	0	195,000
Richard T. Lommen	85,000	120,000	0	0	0	0	205,000
Cory L. Nettles	75,000	120,000	0	0	0	0	195,000
Karen T. van Lith	85,000	120,000	0	0	0	0	205,000
John (Jay) B. Williams	85,000	120,000	0	0	0	0	205,000

(1)
Mr. Crowley was elected as a director on February 1, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, Associated's directors and executive officers, as well as certain persons holding more than 10% of Associated's stock, are required to report their initial ownership of stock and any subsequent change in such ownership to the SEC, NYSE, and Associated within specified time limits.

To Associated's knowledge, based solely upon a review of the copies of such reports furnished to Associated and upon written representations of directors and executive officers that no other reports were required, Associated's officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2018, except as follows: one late Form 4 relating to dividend equivalent distributions was filed on behalf of Messrs. Bergstrom, Crowley, Gerken, Hutchinson, Klappa, Nettles and Williams and Mses. Greffin, Kamerick and van Lith; two late Forms 4 relating to a dividend equivalent distribution and a contribution in accordance with the Director Deferred Compensation Plan were filed on behalf of Messrs. Jeffe and Lommen; and one late Form 4 relating to the accelerated vesting of restricted stock units was filed on behalf of James Payne in connection with his retirement as an executive vice president from the Company. Each of the late filings were due to administrative delays.

RELATED PARTY TRANSACTIONS

Certain officers and directors of Associated and its subsidiaries, members of their families, and the companies or firms with which they are affiliated were customers of, and had banking transactions with, Associated's subsidiary bank and/or investment subsidiaries in the ordinary course of business during 2018. Additional ordinary course transactions of this type may be expected to take place in the future. All loans and loan commitments were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Associated and, in management's opinion did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2018, the aggregate principal amount of loans outstanding to directors, officers, or their related interests was approximately $18 million, which represented approximately 0.5% of consolidated stockholders' equity. Cory L. Nettles, a director of Associated since 2013, is the Founder and Managing Director of Generation Growth Capital, Inc. ("Generation Growth Capital"), a private equity fund manager. Prior to Mr. Nettles' appointment to the Board, Associated made aggregate financial commitments of $1.0 million and $1.1 million to Generation Growth Capital Fund I and Generation Growth Capital Fund II, respectively, each of which is managed by Generation Growth Capital. In 2016, Associated committed to an investment of up to $3.0 million in Generation Growth Capital Fund III, which is also managed by Generation Growth Capital. Each of these funds pays or will pay an annual management fee of up to 2.0% to 2.5% of total capital commitments to Generation Growth Capital, and Generation Growth Capital is or will be entitled to a customary 20% carried interest in each fund. Each of these investments was made in the ordinary course of Associated's business and on the same terms as other investors in the funds. Investments made after Mr. Nettles joined the Board were reviewed and approved by the Corporate Governance Committee (without the participation of Mr. Nettles) in accordance with Associated's Related Party Transaction Policies and Procedures as described below. Michael T. Crowley, III, the son of Michael T. Crowley, Jr., a director of Associated since February 2018, received total compensation of approximately $120,000 since January 1, 2018 in his capacity as Vice President, Corporate Real Estate Integration Manager of the Company.

RELATED PARTY TRANSACTION POLICIES AND PROCEDURES

We have adopted written Related Party Transaction Policies and Procedures regarding the identification, review and approval or ratification of "interested transactions." For purposes of Associated's policy, an "interested transaction" is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including indebtedness or guarantee of indebtedness) in which Associated and any "related party" are participants involving an amount that exceeds $120,000. Certain transactions are not covered by this policy, including: transactions involving compensation for services provided to Associated as a director or executive officer, ordinary course banking transactions, and transactions where all receive proportional benefits, such as dividends. A related party is any executive officer, director, nominee for election as director or a greater-than-5% shareholder of Associated, and any "immediate family member" of such persons.

Under the policies and procedures, the Corporate Governance Committee reviews and either approves or disapproves any interested transactions. In considering interested transactions, the Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party's interest in the transaction. The Related Party Transaction Policies and Procedures can be found on Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents."

PROPOSAL 3:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected, and the Board has approved, KPMG LLP to serve as Associated's independent registered public accounting firm for the year ending December 31, 2019. KPMG LLP audited Associated's consolidated financial statements for the year ended December 31, 2018. It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

If KPMG LLP declines to act or otherwise becomes incapable of acting, or if its appointment is otherwise discontinued, the Audit Committee will appoint another independent registered public accounting firm. If a majority of the votes cast is voted "FOR" this Proposal 3, it will pass. Unless otherwise directed, all proxies will be voted "FOR" Proposal 3. If the shareholders do not ratify the selection, the Audit Committee will take the shareholders' vote under advisement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Associated's annual financial statements for 2018 and 2017, and fees billed for other services rendered by KPMG LLP.

	2018	2017
Audit Fees(1)	$1,980,000	$1,459,620
Audit-Related Fees(2)	94,100	70,600
Tax Fees	385,982	—
All Other Fees	—	—
Total Fees	$2,460,082	$1,530,220

(1)
Audit fees include those necessary to perform the audit and quarterly reviews of Associated's consolidated financial statements. In addition, audit fees include audit or other attest services required by statute or regulation, such as comfort letters, consents, reviews of SEC filings, and reports on internal controls and audit-related expenses.

(2)
Audit-related fees consist principally of fees for recurring and required financial statement audits of certain subsidiaries.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by Associated's independent registered public accounting firm. The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee. Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation, and the likely impact of the non-audit services on the independent registered public accounting firm's independence.

During 2018, each new engagement of Associated's independent registered public accounting firm to perform audit and non-audit services was approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

The Audit Committee of the Board of Associated considers that the provision of the services referenced above to Associated is compatible with maintaining independence by KPMG LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board recommends that shareholders vote "FOR" the selection of KPMG LLP as Associated's independent registered public accounting firm for the year ending December 31, 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for providing independent, objective oversight of Associated's accounting functions and internal controls. The Audit Committee is currently composed of four directors, each of whom meets the independence requirements set forth under the Exchange Act requirements and in NYSE corporate governance rules. The Audit Committee operates under a written charter approved by the Board. The Charter can be found at Associated's website at www.associatedbank.com, "Investor Relations," "Governance Documents." Associated's Board has also determined that all of the members of the Audit Committee are "audit committee financial experts" based upon their education and work experience. Associated believes Mr. Gerken is an "audit committee financial expert" based upon his status as a Chartered Financial Analyst (CFA), and his experience as a CEO overseeing the issuance of public company (mutual fund) financial statements. Associated believes Mr. Jeffe is an "audit committee financial expert" based on his experience as Co-Chair and Co-Founder of a private oil and gas company, his extensive investment banking experience and his service as chair of the audit committees of two private companies. Associated believes Mr. Klappa is an "audit committee financial expert" based upon his experience as Chairman, CEO and CFO of a large, public company. Associated believes Mr. Williams is an "audit committee financial expert" based on his experience as a CEO actively supervising chief financial officers.

Management is responsible for Associated's internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Associated's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as an audit of the effectiveness of our internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB"). The Audit Committee's responsibility is to monitor and oversee these processes. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2018 consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 1301 (Communications With Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, and the Audit Committee's review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in the 2018 Form 10-K, which has been filed with the SEC.

AUDIT COMMITTEE R. Jay Gerken, Chairman Robert A. Jeffe Gale E. Klappa John (Jay) B. Williams

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent Associated specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, Associated is not aware of any matters to be presented for action at the meeting other than those described in this Proxy Statement. If any matters properly come before the Annual Meeting, the proxy form sent herewith, if executed and returned, provides the designated proxies discretionary authority with respect to such matters.

SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC ("Rule 14a-8") for inclusion in the proxy statement for the annual meeting of shareholders to be held April 28, 2020, must be received by Associated at its executive offices no later than November 16, 2019. This notice of the annual meeting date also serves as the notice by Associated under the advance-notice Bylaw described below. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the next annual meeting, scheduled to be held on April 28, 2020, must comply with the requirements set forth in Associated's Amended and Restated Bylaws. To bring business before an annual meeting, Associated's Amended and Restated Bylaws require, among other things, that the shareholder submit written notice thereof to Associated's executive offices not less than 75 days nor more than 90 days prior to April 28, 2020. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than January 29, 2020, and no later than February 13, 2020. If notice is received before January 29, 2020, or after February 13, 2020, it will be considered untimely, and Associated will not be required to present such proposal at the 2019 Annual Meeting of Shareholders.

By Order of the Board of Directors,

Randall J. Erickson
Executive Vice President,
General Counsel &
Corporate Secretary
Green Bay, Wisconsin

March 15, 2019

SCAN TO VIEW MATERIALS & VOTE ASSOCIATED BANC-CORP 433 MAIN STREET GREEN BAY, WI 54301 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E55405-P16857-Z73802 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ASSOCIATED BANC-CORP The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.  01) 02) 03) 04) 05) 06) 07) John F. Bergstrom Michael T. Crowley, Jr. Philip B. Flynn R. Jay Gerken Judith P. Greffin Michael J. Haddad William R. Hutchinson 08) 09) 10) 11) 12) 13) 14) Robert A. Jeffe Eileen A. Kamerick Gale E. Klappa Richard T. Lommen Cory L. Nettles Karen T. van Lith John (Jay) B. Williams The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2.Advisory approval of Associated Banc-Corp's named executive officer compensation. 3.The ratification of the selection of KPMG LLP as the independent registered public accounting firm for Associated Banc-Corp for the year ending December 31, 2019. NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

All votes must be received by 11:59 P.M., Eastern Time, April 29, 2019. All votes for 401(k) participants must be received by 11:59 P.M., Eastern Time, April 28, 2019. You are cordially invited to attend the Annual Meeting of Shareholders of Associated Banc-Corp scheduled for 11:00 a.m. (CDT) on Tuesday, April 30, 2019, at the KI Convention Center, 333 Main Street, Green Bay, Wisconsin. Associated's investment professionals will present an economic/investment update beginning at 10:00 a.m. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Summary Annual Report and Form 10-K are available at www.proxyvote.com. E55406-P16857-Z73802 Annual Meeting of Associated Banc-Corp to be held on Tuesday, April 30, 2019 for Holders as of March 4, 2019 This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Randall J. Erickson and Michael E. Silver, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Associated Banc-Corp which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS IN ITEM 1 AND "FOR" THE PROPOSALS IN ITEMS 2 AND 3. Continued and to be signed on reverse side